                                                    Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

     THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES (Exact name of registrant as specified in its charter)

                                    NEW YORK
         (State or other jurisdiction of incorporation or organization)

                                   13-5570651
                      (I.R.S. Employer Identification No.)

             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104
                                 (212) 554-1234

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        JONATHAN E. GAINES, VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104
                                 (212) 554-1234
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                  Please send copies of all communications to:
                               PETER E. PANARITES
                        FREEDMAN, LEVY, KROLL & SIMONDS
                    1050 CONNECTICUT AVENUE, N.W., SUITE 825
                             WASHINGTON, D.C. 20036
                                 (202) 457-5100

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Approximate date of commencement of proposed sale to the public: As soon after the effective date of this Registration Statement as is practicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans , please check the following box.
[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
Title of each class                      Proposed maximum       Proposed maximum
of securities to be     Amount to be     offering price per     aggregate offering     Amount of
registered              registered       unit                   price*                 registration fee (2)
-----------------------------------------------------------------------------------------------------------
Market Value            $200,000,000     (1)                      $200,000,000         $60,606.06
Adjustment
Interests under
Flexible Premium
Annuity Contracts
-----------------------------------------------------------------------------------------------------------

* Estimated solely for the purpose of determining the registration fee.

(1) The securities are not issued in predetermined amounts or units.

(2) Of the $200,000,000 of Market Value Adjustment Interests under Flexible Premium Annuity Contracts registered under Registration Statement No. 33-88456, $103,568,525.22, for which a filing fee of $35,713.28 was previously paid, are being carried forward.

Pursuant to Rule 429 promulgated under the Securities Act of 1933, as amended, certain of the prospectuses which are a part of this Registration Statement relate to the securities covered by Registration Statement No. 33-88456 of the Registrant.

The registrant hereby amends this Registration Statement under the Securities Act of 1933 on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               INCOME MANAGER(SM)
                                PROSPECTUS FOR
                       IRA AND NQ ASSURED PAYMENT PLAN
                              DATED MAY 1, 1997

                             ANNUITY CERTIFICATES
                                  Issued By:
          The Equitable Life Assurance Society of the United States

This prospectus describes certificates The Equitable Life Assurance Society of the United States (EQUITABLE LIFE, WE, OUR and US) offers under an annuity contract (ASSURED PAYMENT PLAN) issued on a group basis or as individual contracts. Enrollment under a group contract will be evidenced by issuance of a certificate. Certificates and individual contracts each will be referred to as "Certificates." Assured Payment Plan Certificates can be either individual retirement annuities (IRAS) or used for after-tax contributions to a non-qualified (NQ) annuity. A minimum contribution of $10,000 is required to put a Certificate into effect.

The Owner (CERTIFICATE OWNER, YOU and YOUR) may choose to receive guaranteed periodic payments under one of our Assured Payment Plans. You may choose to receive level guaranteed payments payable for a specified period (PERIOD CERTAIN) with payments generally starting one payment mode from the CONTRACT DATE. Or, you may choose to receive lifetime income payable for at least a specified period (LIFE WITH A PERIOD CERTAIN) where the base annuity payments are level, or under NQ Certificates payments may also increase. You also choose whether payments are made for your life (SINGLE LIFE) or for your Life and the Life of a joint Annuitant (JOINT AND SURVIVOR) you designate. In order to receive larger payments in early retirement years, you may elect to have your level payments adjusted. This adjustment provides for a percentage (80%, 66 2/3% or 50%) of the base annuity payments to be paid out in later years beginning in a specified year. In no event will the reduction occur before the end of the period certain nor earlier than 10 years after the Contract Date.

Amounts are allocated to the GUARANTEED PERIOD ACCOUNT to provide payments during the period certain. Amounts allocated to a GUARANTEE PERIOD in the Guaranteed Period Account accumulate on a fixed basis and are credited with interest at a rate we set (GUARANTEED RATE) for the entire period. On each business day (BUSINESS DAY) we will determine the Guaranteed Rates available for amounts newly allocated to Guarantee Periods. A market value adjustment (positive or negative) will be made for withdrawals, surrender and certain other transactions from a Guarantee Period before its expiration date (EXPIRATION DATE). The Guarantee Periods currently available are those maturing in calendar years 1998 through 2012. Each Guarantee Period has its own Guaranteed Rates.

This prospectus provides information about the Assured Payment Plan that prospective investors should know before investing. You should read it carefully and retain it for future reference.

A registration statement relating to interests under the Guarantee Periods has been filed with the Securities and Exchange Commission (SEC).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE CERTIFICATES ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY. THEY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT BANK GUARANTEED. THEY ARE SUBJECT TO INVESTMENT RISKS AND POSSIBLE LOSS OF PRINCIPAL INVESTED.

                                Copyright 1997
                 The Equitable Life Assurance Society of the
                   United States, New York, New York 10104.
                             All rights reserved.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   Equitable Life's Annual Report on Form 10-K for the year ended December 31, 1996 is incorporated herein by reference.

   All documents or reports filed by Equitable Life pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (EXCHANGE ACT) after the date hereof and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus. Equitable Life files its Exchange Act documents and reports, including its annual and quarterly reports on Form 10-K and Form 10-Q, electronically pursuant to EDGAR under CIK No. 0000727920. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is (http://www.sec.gov).

   Equitable Life will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents). Requests for such documents should be directed to The Equitable Life Assurance Society of the United States, 1290 Avenue of the Americas, New York, New York 10104. Attention: Corporate Secretary (telephone:
(212) 554-1234).

                         PROSPECTUS TABLE OF CONTENTS

GENERAL TERMS                                PAGE 4
PART 1: SUMMARY                              PAGE 5

What is the INCOME MANAGER ASSURED
  PAYMENT PLAN?                                5
Assured Payment Plan (Life Annuity with a
  Period Certain)                              5
Assured Payment Plan (Period Certain)          6
Other Provisions of the Assured Payment
  Plan Annuities                               6
Withdrawal Charge                              6
Free Look Period                               6
Services We Provide                            7
Surrendering the Certificates                  7
Income Annuity Options                         7
Taxes                                          7
Charges for State Premium and Other
  Applicable Taxes                             7
Equitable Life                                 7

PART 2: THE GUARANTEED PERIOD
        ACCOUNT                             PAGE 8

Guarantee Periods                              8
Market Value Adjustment for
  Withdrawals or Surrender Prior to the
  Expiration Date                              9
Modal Payment Portion                          9
Investments                                   10

PART 3:PROVISIONS OF THE
       ASSURED PAYMENT PLAN                 PAGE 11

Assured Payment Plan (Life Annuity with
  a Period Certain)                           11
 Lump Sum Withdrawals                         13
 Allocation of Lump Sum Withdrawals           13
 Death Benefit                                14
 Surrendering the Certificates                15

Assured Payment Plan (Period Certain)         15
  Lump Sum Withdrawals                        16
  Allocation of Lump Sum Withdrawals          16
  Death Benefit                               16

PART 4: OTHER PROVISIONS OF THE
        CERTIFICATES AND SERVICES
        WE PROVIDE                          PAGE 17

Methods of Payment                            17
Free Look Period                              17
Beneficiary                                   17
Cash Value                                    17
Surrendering the Certificates to Receive
  The Cash Value                              18
Income Annuity Options                        18
When Payments are Made                        18
Assignment                                    18
Distribution of the Certificates              19
Withdrawal Charge                             19
 Amounts Applied from Other INCOME
 MANAGER Certificates                         19
Charges for State Premium and Other
  Applicable Taxes                            20
Group or Sponsored Arrangements               20
Other Distribution Arrangements               20

PART 5: TAX ASPECTS OF THE CERTIFICATES     PAGE 21

Tax Changes                                   21
Taxation of Non-Qualified Annuities           21
Federal and State Income Tax
  Withholding                                 22
Other Withholding                             23
Special Rules for NQ Certificates Issued in
  Puerto Rico                                 23

PART 6:INDEPENDENT ACCOUNTANTS              PAGE 24

APPENDIX I: MARKET VALUE  ADJUSTMENT
  EXAMPLE                                   PAGE 25

APPENDIX II: IRS TAX INFORMATION              26

                                GENERAL TERMS

ANNUITANT--The individual who is the measuring life for determining death benefits before the Annuity Commencement Date, and annuity benefits. Under IRA Certificates, the Certificate Owner is the Annuitant.

ANNUITY ACCOUNT VALUE--The sum of the present value of the Maturity Value in each Guarantee Period plus any amount in the Modal Payment Portion of the Guaranteed Period Account.

ANNUITY COMMENCEMENT DATE--The date on which annuity payments are to commence.

ASSURED PAYMENT PLAN (Period Certain)--An annuity under which you elect to receive a level stream of periodic payments for a period certain.

ASSURED PAYMENT PLAN (Life Annuity with a Period Certain)--An annuity which provides guaranteed periodic payments during a period certain and for your lifetime thereafter or for your lifetime and the lifetime of a joint Annuitant you designate.

BUSINESS DAY--Generally, any day on which the New York Stock Exchange is open for trading. For the purpose of determining the Transaction Date, our Business Day ends at 4:00 p.m. Eastern Time or the closing of the New York Stock Exchange, if earlier.

CASH VALUE--The Annuity Account Value minus any applicable charges.

CERTIFICATE--The Certificate issued under the terms of a group annuity contract and any individual contract, including any endorsements.

CERTIFICATE OWNER--The person who owns an Assured Payment Plan Certificate and has the right to exercise all rights under the Certificate. Under IRA Certificates, the Certificate Owner must also be the Annuitant.

CODE--The Internal Revenue Code of 1986, as amended.

CONTRACT DATE--The date on which the Annuitant is enrolled under the group annuity contract, or the effective date of the individual contract. This is usually the Business Day we receive the initial contribution at our Processing Office.

CONTRACT YEAR--The 12-month period beginning on your Contract Date and each anniversary of that date.

EXPIRATION DATE--The date on which a Guarantee Period ends.

GUARANTEE PERIOD--Any of the periods of time ending on an Expiration Date that are available for investment under the Certificate. Guarantee Periods may also be referred to as Guaranteed Interest Rate Options ("GIROs").

GUARANTEED PERIOD ACCOUNT--The Account that contains the Guarantee Periods and the Modal Payment Portion of such Account.

GUARANTEED PERIOD AMOUNT--The term used to refer to the amount allocated to and accumulated in each Guarantee Period.

GUARANTEED RATE--The annual interest rate established for each allocation to a Guarantee Period.

IRA--An individual retirement annuity, as defined in Section 408(b) of the Code.

JOINT AND SURVIVOR--The form of Assured Payment Plan (Life Annuity with a Period Certain) under which after the death of an Annuitant payments continue to the surviving Annuitant. Payments are made as long as at least one Annuitant is living. Under IRA Certificates, the joint Annuitant must be your spouse.

LIFE CONTINGENT ANNUITY--Provides guaranteed lifetime income beginning at a future date under the Assured Payment Plan (Life Annuity with a Period Certain).

MATURITY VALUE--The amount in a Guarantee Period on its Expiration Date.

MODAL PAYMENT PORTION--The portion of the Guaranteed Period Account from which payments, other than payments due on an Expiration Date, are made.

NQ--A non-qualified annuity under which after tax dollars are contributed by or on behalf of an individual.

PROCESSING OFFICE--The address to which all contributions, written requests (e.g., withdrawals, etc.) or other written communications must be sent. See "Services We Provide" in Part 1.

SINGLE LIFE--The form of Assured Payment Plan (Life Annuity with a Period Certain) under which payments are made to you for your lifetime.

TRANSACTION DATE--The Business Day we receive a contribution or a transaction request providing all the information we need at our Processing Office. If your contribution or request reaches our Processing Office on a non-Business Day, or after the close of the Business Day, the Transaction Date will be the next following Business Day. Transaction requests must be made in a form acceptable to us.

                               PART 1: SUMMARY

The following Summary is qualified in its entirety by the terms of the Certificate when issued and the more detailed information appearing elsewhere in this prospectus (see "Prospectus Table of Contents").

WHAT IS THE INCOME MANAGER
ASSURED PAYMENT PLAN?

The INCOME MANAGER is a family of annuities designed to provide retirement income. Assured Payment Plan annuities feature a series of Guarantee Periods providing guaranteed interest. The Assured Payment Plan may not be available in all states. IRA Certificates are not available in Puerto Rico.

O     GUARANTEE PERIODS

  Guarantee Periods maturing on February 15th in each of calendar years 1998 through 2012 are available.

ASSURED PAYMENT PLAN
(Life Annuity with a Period Certain)

This version of the Assured Payment Plan provides level or increasing (NQ Certificates) payments for a period certain and continuing for the lifetime of the Annuitant and any joint Annuitant under a Life Contingent Annuity. You may elect to receive payments on a monthly, quarterly or annual mode. Under level payments in order to receive larger payments in early retirement years, you may elect to have your payments adjusted. This adjustment provides for a percentage (80%, 66 2/3% or 50%) of the base annuity payments to be paid out in later years beginning in a year that you select.

Payments will generally start one payment mode from the Contract Date. You can also elect to delay the date payments will start. You may elect to defer the date payments will start generally for a period of up to 72 months. The ability to defer the payment start date may not be available in all states.

Based on information you provide, your contribution (less any applicable taxes) is allocated among the Guarantee Periods, the Modal Payment Portion of the Guaranteed Period Account, if applicable, and the Life Contingent Annuity. This allocation will not be changed (unless a Lump Sum Withdrawal is made). Payments during the period certain represent distributions of the Maturity Values of serially maturing Guarantee Periods on their Expiration Dates or, distributions from amounts in the Modal Payment Portion of the Guaranteed Period Account.

Under NQ Certificates a portion of each payment will generally be excludable from taxable income until you have received a tax-free recovery of your investment in your Certificate.

The Life Contingent Annuity continues lifetime payments if the Annuitant or a joint Annuitant is living at the end of the period certain. Payments continue while the Annuitant or joint Annuitant, if applicable is alive. The portion of your contribution that is applied under the Life Contingent Annuity does not have a Cash Value or an Annuity Account Value and, therefore, does not provide for withdrawals.

o     Contributions
      To put a Certificate into effect, you must make a contribution of at least $10,000. You may make subsequent contributions of at least $1,000 at any time up until 15 days before the Annuity Commencement Date. However, subsequent contributions are not permitted after you attain age 78 except for contributions made within the first Contract Year. Also, if you choose to apply amounts to the Assured Payment Plan from another INCOME MANAGER Annuity Certificate, no subsequent contributions are permitted.

      Under IRA Certificates your initial contribution must be in the form of either a rollover contribution or a direct custodian-to-custodian transfer from one or more other individual retirement arrangements. Subsequent contributions must not exceed $2,000 for any taxable year, except for additional rollover contributions or direct transfers, both of which are unlimited.

o     Lump Sum Withdrawals
      After the first Contract Year and during the period certain, you may take a Lump Sum Withdrawal from your Certificate once per Contract Year at any time during such Contract Year. You may request such Lump Sum Withdrawal, which must be at least $1,000, by submitting a written request in a form satisfactory to us. A request to withdraw more than 90% of the Cash Value as of the Transaction Date will result in the termination of the Certificate and will be treated as a surrender of the Certificate for its cash value. Lump Sum Withdrawals may result in a market value adjustment. Lump Sum Withdrawals may be subject to a withdrawal charge to the extent that a Lump Sum Withdrawal exceeds the 10% free corridor amount. Lump Sum Withdrawals will reduce the amount of your future payments.

o     Death Benefit
      If the Annuitant dies before the Annuity Commencement Date, the beneficiary will be paid a death benefit equal to the greater of (i) the Annuity Account Value and (ii) the sum of the Guaranteed Period Amounts in each Guarantee Period, plus any amount in the Modal Payment Portion of the Guaranteed Period Account. However, if the Annuitant's spouse is the designated beneficiary under the Certificate and no delay in the payment start date has been elected, or if payments are scheduled to start within one year under a deferral schedule, such beneficiary may elect to receive the payments for the period certain starting on the scheduled Annuity Commencement Date, in lieu of taking the death benefit. Unless you have elected a Joint and Survivor form, after the Annuitant dies no payment will be made under the Life Contingent Annuity.

      If death occurs after the Annuity Commencement Date, payments will continue to be made during the period certain to the designated beneficiary on the same payment basis that was in effect prior to the death. If you have elected a Joint and Survivor form, payments will be made as long as either the Annuitant or the joint Annuitant is living after the end of the period certain. In lieu of continuing payments during the period certain, the beneficiary may elect to receive a single sum.

o     Surrendering Your Certificate
      During the period certain, you may surrender your Certificate for its Cash Value, and thereafter receive the lifetime income provided by the Life Contingent Annuity.

ASSURED PAYMENT PLAN (Period Certain)

Under this version of the Assured Payment Plan, you will receive a level stream of payments which are fully guaranteed for a period certain which you select. The period certain may be for a duration of from 7 to 15 years. You may elect to receive payments on a monthly, quarterly or annual mode. Payments will generally start one payment mode from the Contract Date. Based on information you provide, your contribution is allocated among the Guarantee Periods and the Modal Payment Portion of the Guaranteed Period Account, if applicable. This allocation will not be changed (unless a Lump Sum Withdrawal is made). Payments during the period certain represent distributions of the Maturity Values of serially maturing Guarantee Periods on their Expiration Dates or, distributions from amounts in the Modal Payment Portion of the Guaranteed Period Account.

Under NQ Certificate a portion of each payment will be excludable from taxable income.

o     Contributions

  To put the Certificate into effect, you must make a single contribution of at least $10,000. Under IRA Certificates your contribution must be in the form of either a rollover contribution or a direct custodian-to-custodian transfer from one or more other individual retirement arrangements. Subsequent contributions are not permitted.

o     Lump Sum Withdrawals

  After the first Contract Year and during the period certain, you may take a Lump Sum Withdrawal from your Certificate once per Contract Year . Such Lump Sum Withdrawal must be in a minimum amount of the greater of $2,000 or 25% of the Cash Value, and requested in writing in a form satisfactory to us. A request to withdraw more than 90% of the Cash Value as of the Transaction Date will result in the termination of the Certificate and will be treated as a surrender of the Certificate for its cash value. Lump Sum Withdrawals may result in a market value adjustment and may be subject to a withdrawal charge. There is no free corridor amount for Lump Sum Withdrawals. Lump Sum Withdrawals will reduce the amount of your future annual payments.

o     Death Benefit

  If the Annuitant dies before the Annuity Commencement Date, the beneficiary will be paid the death benefit equal to the greater of the (i) Annuity Account Value and (ii) the sum of the Guaranteed Period Amounts in each Guarantee Period, plus any amount in the Modal Payment Portion of the Guaranteed Period Account.

  If the Annuitant dies after the Annuity Commencement Date, payments will continue to be made for the remainder of the period certain to the designated beneficiary on the same payment basis that was in effect at the time of death, or the beneficiary may elect to receive a single sum.

OTHER PROVISIONS OF ASSURED
PAYMENT PLAN ANNUITIES

WITHDRAWAL CHARGE

A withdrawal charge is imposed as a percentage of the portion of each contribution allocated to the Guaranteed Period Account, for a Lump Sum Withdrawal as discussed above, or if the Certificate is surrendered. The withdrawal charge is determined separately for each contribution in accordance with the table below.

                                          CONTRACT YEAR
                    1       2       3       4       5       6       7      8+
                 ------  ------  ------  ------  ------  ------  ------  -----
Percentage of
 Contribution      7.0%    6.0%    5.0%    4.0%    3.0%    2.0%    1.0%   0.0%

The applicable withdrawal charge percentage is determined by the Contact Year in which the Lump Sum Withdrawal is made or the Certificate is surrendered. For each contribution, the Contract Year in which we receive that contribution is "Contract Year 1."

FREE LOOK PERIOD

You have the right to examine the Assured Payment Plan Certificate for a period of 10 days after you receive it, and to return it to us for a refund. You may cancel it by sending it to our Processing Office. Your refund will equal the Annuity Account Value reflecting any positive or negative market value adjustment, through the date we receive your Certificate for cancellation at our Processing Office. If you elected the Assured Payment Plan (Life Annuity with a Period Certain), your refund will also include any amount applied to the Life Contingent Annuity.

SERVICES WE PROVIDE

O     REGULAR REPORTS

 o Statement of your Certificate values as of the last day of the calendar year;

 o      Three additional reports of your Certificate values each year;

 o      Written confirmation of financial transactions.

O     TOLL-FREE TELEPHONE SERVICES

 o Call 1-800-789-7771 for a recording of daily Guaranteed Rates applicable to the Guarantee Periods. Also call during our regular business hours to speak to one of our customer service representatives.

O     PROCESSING OFFICE

  o     FOR CONTRIBUTIONS SENT BY REGULAR MAIL:

        Equitable Life
        Income Management Group
        Post Office Box 13014
        Newark, NJ 07188-0014

  o     FOR CONTRIBUTIONS SENT BY EXPRESS MAIL:

        Equitable Life
        c/o First Chicago National Processing Center
        300 Harmon Meadow Boulevard, 3rd Floor
        Attn: Box 13014
        Secaucus, NJ 07094

  o FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR WITHDRAWALS) SENT BY REGULAR MAIL:

        Equitable Life
        Income Management Group
        P.O. Box 1547
        Secaucus, NJ 07096-1547

  o FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR WITHDRAWALS) SENT BY EXPRESS MAIL:

        Equitable Life
        Income Management Group
        200 Plaza Drive
        Secaucus, NJ 07096

SURRENDERING THE CERTIFICATES

You may surrender a Certificate and receive the Cash Value at any time while the Annuitant is living and the Certificate is in effect. Withdrawal charges and a market value adjustment may apply. A surrender may also be subject to income tax and tax penalty.

INCOME ANNUITY OPTIONS

The Certificates provide income annuity options to which the beneficiary may have amounts applied if the Annuitant dies before the Annuity Commencement Date. The income annuity options are offered on a fixed basis.

TAXES

Generally, earnings on contributions made to the Certificate will not be included in your taxable income until distributions are made from the Certificate. Distributions prior to your attaining age 59 1/2 may be subject to tax penalty.

CHARGES FOR STATE PREMIUM AND OTHER
APPLICABLE TAXES

Generally, we deduct a charge for premium and other applicable taxes from your contribution(s). The current tax charge that might be imposed varies by state and ranges from 0% to 2.25% for IRA Certificates and from 0 to 3.5% (the rate is 1% in Puerto Rico and 5% in the Virgin Islands) for NQ Certificates.

EQUITABLE LIFE

Equitable Life is a New York stock life insurance company that has been in business since 1859. For more than 100 years we have been among the largest life insurance companies in the United States. Our home office is located at 1290 Avenue of the Americas, New York, New York 10104. We are authorized to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico and the Virgin Islands. We maintain local offices throughout the United States.

Equitable Life is a wholly owned subsidiary of The Equitable Companies Incorporated (the Holding Company). The largest stockholder of the Holding Company is AXA-UAP. As of December 31, 1996, AXA-UAP beneficially owned 63.8% of the outstanding shares of common stock of the Holding Company plus convertible preferred stock. Under its investment arrangements with Equitable Life and the Holding Company, AXA-UAP is able to exercise significant influence over the operations and capital structure of the Holding Company and its subsidiaries, including Equitable Life. AXA-UAP, a French company, is the holding company for an international group of insurance and related financial service companies.

                    PART 2: THE GUARANTEED PERIOD ACCOUNT

GUARANTEE PERIODS

Each amount allocated to a Guarantee Period and held to the Period's Expiration Date accumulates interest at a Guaranteed Rate. We may establish different Guaranteed Rates under different classes of Certificates. The Guaranteed Rate for each allocation is the annual interest rate applicable to new allocations to that Guarantee Period, which was in effect on the Transaction Date for the allocation. We use the term Guaranteed Period Amount to refer to the amount allocated to and accumulated in each Guarantee Period. The Guaranteed Period Amount is reduced or increased by any market value adjustment as a result of withdrawals or charges (see below). Guarantee Periods may also be referred to as GIROs.

Your Guaranteed Period Account contains the Guarantee Periods to which you have allocated Annuity Account Value. On the Expiration Date of a Guarantee Period, its Guaranteed Period Amount and its value in the Guaranteed Period Account are equal. We call the Guaranteed Period Amount on an Expiration Date the Guarantee Period's Maturity Value. We report the Annuity Account Value in your Guaranteed Period Account to reflect any market value adjustment that would apply if all Guaranteed Period Amounts were withdrawn as of the calculation date. The Annuity Account Value in the Guaranteed Period Account with respect to the Guarantee Periods on any Business Day, therefore, will be the sum of the present value of the Maturity Value in each Guarantee Period, using the Guaranteed Rate in effect for new allocations to such Guarantee Period on such date.

Guarantee Periods and Expiration Dates

We currently offer Guarantee Periods ending on February 15th for each of the maturity years 1998 through 2012. As Guarantee Periods expire, we expect to add maturity years so that generally 15 are available.

We will not allocate amounts to a Guarantee Period if, on the Transaction
Date:

o Such Transaction Date and the Expiration Date for such Guarantee Period fall within the same calendar year.
o  The Guaranteed Rate is 3%.

Guaranteed Rates and Price Per $100 of Maturity Value

Because the Maturity Value of a contribution allocated to a Guarantee Period can be determined at the time it is made, you can determine the amount required to be allocated to a Guarantee Period in order to produce a target Maturity Value (assuming no withdrawals are made). The required amount is the present value of that Maturity Value at the Guaranteed Rate on the Transaction Date for the contribution, which may also be expressed as the price per $100 of Maturity Value on such Transaction Date.

Guaranteed Rates for new allocations as of April , 1997 and the related price per $100 of Maturity Value for each currently available Guarantee Period were as follows:

      GUARANTEE
     PERIODS WITH
   EXPIRATION DATE        GUARANTEED            PRICE
  FEBRUARY 15TH OF        RATE AS OF         PER $100 OF
    MATURITY YEAR        APRIL  , 1997      MATURITY VALUE
--------------------  -----------------  ------------------
         1998                x.xx%              $xx.xx
         1999                x.xx                xx.xx
         2000                x.xx                xx.xx
         2001                x.xx                xx.xx
         2002                x.xx                xx.xx
         2003                x.xx                xx.xx
         2004                x.xx                xx.xx
         2005                x.xx                xx.xx
         2006                x.xx                xx.xx
         2007                x.xx                xx.xx
         2008                x.xx                xx.xx
         2009                x.xx                xx.xx
         2010                x.xx                xx.xx
         2011                x.xx                xx.xx
         2012                x.xx                xx.xx

Allocation Among Guarantee Periods

The same approach as described above may also be used to determine the amount which would need to be allocated to each Guarantee Period in order to create a series of constant Maturity Values for two or more years.

For example, to have $100 mature on February 15th of each of years 1998 through 2002, according to the above table the lump sum contribution that would have to be made as of April , 1997 would be $ (i.e., the sum of the price per $100 of Maturity Value for each maturity year from 1998 through
2002).

The above table is provided to illustrate the use of present value calculations. It does not take into account withdrawals and withdrawal charges. Actual calculations will also be based on Guaranteed Rates on each actual Transaction Date, which may differ.

MARKET VALUE ADJUSTMENT FOR
WITHDRAWALS OR SURRENDER
PRIOR TO THE EXPIRATION DATE

Any withdrawal (including surrender and deductions) from a Guarantee Period prior to its Expiration Date will cause any remaining Guaranteed Period Amount for that Guarantee Period to be increased or decreased by a market value adjustment. The amount of the adjustment will depend on two factors: (a) the difference between the Guaranteed Rate applicable to the amount being withdrawn and the Guaranteed Rate on the Transaction Date for new allocations to a Guarantee Period with the same Expiration Date, and (b) the length of time remaining until the Expiration Date. In general, if interest rates have risen between the time when an amount was originally allocated to a Guarantee Period and the time it is withdrawn, the market value adjustment will be negative, and vice versa; and the longer the period of time remaining until the Expiration Date, the greater the impact of the interest rate difference. Therefore, it is possible that a significant rise in interest rates could result in a substantial reduction in your Annuity Account Value related to longer term Guarantee Periods.

The market value adjustment (positive or negative) resulting from a withdrawal of all funds from a Guarantee Period will be determined for each contribution allocated to that Guarantee Period as follows:

(1) We determine the present value of the Maturity Value on the Transaction Date as follows:

  (a) We determine the Guaranteed Period Amount that would be payable on the Expiration Date, using the applicable Guaranteed Rate.

  (b) We determine the period remaining in your Guarantee Period (based on the Transaction Date) and convert it to fractional years based on a 365 day year. For example three years and 12 days becomes 3.0329.

  (c) We determine the current Guaranteed Rate which applies on the Transaction Date to new allocations to the same Guarantee Period.

  (d) We determine the present value of the Guaranteed Period Amount payable at the Expiration Date, using the period determined in (b) and the rate determined in (c).

(2)    We determine the Guaranteed Period Amount as of the current date.

(3) We subtract (2) from the result in (1)(d). The result is the market value adjustment applicable to such Guarantee Period, which may be positive or negative.

The market value adjustment (positive or negative) resulting from a withdrawal (including any withdrawal charges) of a portion of the amount in a Guarantee Period will be a percentage of the market value adjustment that would be applicable upon a withdrawal of all funds from a Guarantee Period. This percentage is determined by (i) dividing the amount of the withdrawal from the Guarantee Period by (ii) the Annuity Account Value in such Guarantee Period prior to the withdrawal. See Appendix I for an example.

The Guaranteed Rate for new allocations to a Guarantee Period is the rate we have in effect for this purpose even if new allocations to that Guarantee Period would not be accepted at the time. This rate will not be less than 3%. If we do not have a Guaranteed Rate in effect for a Guarantee Period to which the "current Guaranteed Rate" in (1)(c) would apply, we will use the rate at the next closest Expiration Date. If we are no longer offering new Guarantee Periods, the "current Guaranteed Rate" will be determined in accordance with our procedures then in effect. For purposes of calculating the market value adjustment only, we reserve the right to add up to 0.25% to the current rate in (1)(c) above.

MODAL PAYMENT PORTION

A portion of your contributions is allocated to the Modal Payment Portion of the Guaranteed Period Account for payments to be made prior to the Expiration Date of the earliest Guarantee Period we then offer. Such amount will accumulate interest beginning on the Transaction Date at an interest rate we set. Interest will be credited daily. Such rate will not be less than 3%.

Upon the expiration of a Guarantee Period, the Guaranteed Period Amount will be held in the Modal Payment Portion of the Guaranteed Period Account. Amounts from an expired Guarantee Period held in the Modal Payment Portion of the Guaranteed Period Account will be credited with interest at a rate equal to the Guaranteed Rate applicable to the expired Guarantee Period, beginning on the Expiration Date of such Guarantee Period.

There is no market value adjustment with respect to amounts held in the Modal Payment Portion of the Guaranteed Period Account.

INVESTMENTS

Amounts allocated to Guarantee Periods or the Modal Payment Portion of the Guaranteed Period Account will be held in a "nonunitized" separate account established by Equitable Life under the laws of New York. This separate account provides an additional measure of assurance that full payment of amounts due under the Guarantee Periods will be made. Under the New York Insurance Law, the portion of the separate account's assets equal to the reserves and other contract liabilities relating to the Certificates are not chargeable with liabilities arising out of any other business we may conduct.

Investments purchased with amounts allocated to the Guaranteed Period Account are the property of Equitable Life. Any favorable investment performance on the assets held in the separate account accrues solely to Equitable Life's benefit. Certificate Owners do not participate in the performance of the assets held in this separate account. Equitable Life may, subject to applicable state law, transfer all assets allocated to the separate account to its general account. Regardless of whether assets supporting Guaranteed Period Accounts are held in a separate account or our general account, all benefits relating to the Annuity Account Value in the Guaranteed Period Account are guaranteed by Equitable Life.

Equitable Life has no specific formula for establishing the Guaranteed Rates for the Guarantee Periods. Equitable Life expects the rates to be influenced by, but not necessarily correspond to, among other things, the yields on the fixed income securities to be acquired with amounts that are allocated to the Guarantee Periods at the time that the Guaranteed Rates are established. Our current plans are to invest such amounts in fixed income obligations, including corporate bonds, mortgage backed and asset backed securities and government and agency issues having durations in the aggregate consistent with those of the Guarantee Periods.

Although the foregoing generally describes Equitable Life's plans for investing the assets supporting Equitable Life's obligations under the fixed portion of the Certificates, Equitable Life is not obligated to invest those assets according to any particular plan except as may be required by state insurance laws, nor will the Guaranteed Rates Equitable Life establishes be determined by the performance of the nonunitized separate account.

General Account

Our general account supports all of our policy and contract guarantees including those applicable to the Guaranteed Period Account, as well as our general obligations. Amounts applied under the Life Contingent Annuity become part of our general account. For a discussion of the Life Contingent Annuity see "Payments After the Period Certain," in Part 3.

The general account is subject to regulation and supervision by the Insurance Department of the State of New York and to the insurance laws and regulations of all jurisdictions where we are authorized to do business. Because of applicable exemptions and exclusionary provisions, interests in the general account have not been registered under the Securities Act of 1933, as amended (1933 Act), nor is the general account an investment company under the Investment Company Act of 1940, as amended (1940 Act). Accordingly, neither the general account nor the Life Contingent Annuity is subject to regulation under the 1933 Act or the 1940 Act. However, the market value adjustment interests under the Certificates are registered under the 1933 Act.

We have been advised that the staff of the SEC has not made a review of the disclosure that is included in this prospectus for your information that relates to the general account (other than market value adjustment interests) and the Life Contingent Annuity. The disclosure, however, may be subject to certain generally applicable provisions of the Federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

               PART 3:  PROVISIONS OF THE ASSURED PAYMENT PLAN

We offer two forms of the Assured Payment Plan from which you may choose to receive your retirement income. The Assured Payment Plan (Life Annuity with a Period Certain) and the Assured Payment Plan (Period Certain). Both plans are described below. The Assured Payment Plan may not be available in all states. Assured Payment Plan IRA Certificates are not available in Puerto Rico.

ASSURED PAYMENT PLAN
(Life Annuity with a Period Certain)

This Assured Payment Plan provides guaranteed lifetime payments, with payments continuing during a "period certain," even if the Annuitant has died. Guaranteed payments may be provided on a Single Life basis or a Joint and 100% to Survivor basis. Payments may also be provided on a Joint and one-half to Survivor or a Joint and two-thirds to Survivor basis.

This Assured Payment Plan with level or increasing payments is available at issue ages 59 1/2 through 83. Increasing payments are only available under NQ Certificates. The Assured Payment Plan with level payments is also available at issue ages as young as 45 subject to restrictions described below under "Purchase Restrictions for Joint & Survivors." However, there are tax considerations that should be taken into account before purchasing the Assured Payment Plan if you are under age 59 1/2. See "Penalty Tax" in Part 5. NQ Certificate increasing payments (described below) are available at ages as young as 53 1/2, provided payments do not start prior to age 59 1/2.

Payments during the period certain are designed to pay out the entire Annuity Account Value by the end of the period certain. All payments committed to be paid out must be paid out as the Guarantee Periods serially mature and amounts are due to be paid from the Modal Payment Portion of the Guaranteed Period Account. Once commenced, these payments occur automatically through income payments to you and may not be stopped. The period certain may be referred to as a "liquidity period," as unlike traditional life annuities that provide periodic payments, you will be able to make Lump Sum Withdrawals prior to the end of the period certain, while continuing lifetime income in reduced amounts or to surrender the Certificate for its Cash Value.

Contributions

Your initial contribution must be at least $10,000. If your Annuity Commencement Date is February 15, 1998 or later, you may make subsequent contributions of at least $1,000 at any time up until 15 days before the Annuity Commencement Date. However, subsequent contributions are not permitted after you attain age 78 except for contributions made within the first Contract Year.

Under IRA Certificates, we will only accept initial contributions which are either rollover contributions under Section 402(c), 403(a)(4), 403(b)(8), or 408(d)(3) of the Code, or direct custodian-to-custodian transfer from other individual retirement arrangements. Subsequent "regular" IRA contributions may no longer be made for the taxable year in which you attain age 70 1/2 and thereafter. Subsequent rollover and direct transfer contributions may be made at any time until 15 days before the Annuity Commencement Date, subject to the age limitation discussed above. See "Appendix II: IRS Tax Information."

If your Assured Payment Plan resulted from application of proceeds from another INCOME MANAGER Certificate, no subsequent contributions are permitted. For applications received under certain types of transactions, we may offer the opportunity to lock in Guaranteed Rates on contributions.

We may refuse to accept any contribution if the sum of all contributions under a Certificate would then total more than $1,500,000. We may also refuse to accept any contribution if the sum of all contributions under all Equitable annuity distribution certificates/contracts that you own would then total more than $2,500,000.

Allocation of Contributions

Based on the amount of your contribution, your age and sex (and the age and sex of the joint Annuitant, if the Joint and Survivor is elected), the mode of payment, the form of annuity and the period certain you select, your contribution is allocated by us among the Guarantee Periods, and the Modal Payment Portion of the Guaranteed Period Account, if applicable, and applied to the Life Contingent Annuity. This allocation may not be changed by you. Any subsequent contributions will be allocated by us to the Guarantee Periods and the Life Contingent Annuity so as to increase the level of all payments.

Payments

You may elect to receive monthly, quarterly or annual payments. However, all payments are made on the 15th of the month. The payments to be made on an Expiration Date during the period certain you select represent distributions of the Maturity Values of serially maturing Guarantee Periods on their Expiration Dates. Payments to be made monthly, quarterly or annually on dates other than an Expiration Date represent distributions from amounts in the Modal Payment Portion of the Guaranteed Period Account.

You may elect to receive level payments during the period certain and under the Life Contingent Annuity. Under level payments in order to receive larger payments in early retirement years, you may elect to have your payments adjusted. This adjustment provides for a percentage (80%, 66 2/3% or 50%) of the base annuity payments to be paid out in later years beginning in a year that you select. The year you select must be after the end of the period certain, but not earlier than 10 years after the Contract Date. Under NQ Certificates, you may elect to receive payments that increase. If you elect the increasing payments during the period certain, the amounts and dates of the increase will be set forth in your Certificate.

After the end of the period certain, payments continue under the Life Contingent Annuity. Your first payment under the Life Contingent Annuity will generally be equal to or greater than the final payment under the period certain unless you elected to have your level payments adjusted beginning with that payment. See "Payments After the Period Certain" below. Under NQ Certificates a portion of each payment is excluded from taxable income until the total amount of your investment in the contract has been recovered.

Payments generally start one payment mode from the Contract Date. However, you may elect to defer the date payments will start generally for a period of up to 72 months. Deferral of the payment start date permits you to lock in rates at a time when you may consider current rates to be high, while permitting you to delay receiving payments if you have no immediate need to receive income under your Certificate. In making this decision, you should consider that the amount of income you purchase is based on the rates applicable on the Transaction Date, so if rates rise during the interim, your payments may be less than they would have been if you had purchased the Assured Payment Plan at a later date. Deferral of the payment start date is not available above age
80. The ability to defer the payment start date may not be available in all states.

If your initial contribution will come from multiple sources, the payment start date must be deferred until at least the February 15th next following the date the last amount of the initial contribution is received.

Period Certain

If you elect level payments (including level payments with an adjustment), you may select a period certain of not less than 2 years nor more than 15 years. The maximum period certain available based on the age of the Annuitant at issue of the Certificate is as follows:

               NQ CERTIFICATES
----------------------------------------
     ANNUITANT          MAXIMUM
    ISSUE AGE*       PERIOD CERTAIN
-----------------  ---------------------
  45 through 70           15 years
  71 through 75       85 less issue age
  76 through 80           10 years
  81 through 83       90 less issue age

             IRA CERTIFICATES
----------------------------------------
     ANNUITANT             MAXIMUM
       AGE*            PERIOD CERTAIN
-----------------  ---------------------
  45 through 70           15 years
  71 through 78       85 less issue age
  79 through 83            7 years

The minimum and maximum period certain will be reduced by each year you defer the date your payments will start.

Under NQ Certificates if you elect increasing payments, you do not have a choice as to the period certain. Based on the age of the Annuitant at issue of the Certificate, your period certain will be as follows:

    ISSUE AGE*        PERIOD CERTAIN
-----------------  ------------------
59 1/2 through 70        15 years
  71 through 75          12 years
  76 through 80          9 years
  81 through 83          6 years

If you elect increasing payments and defer the date payments will start, your period certain will be as follows:

                           PERIOD CERTAIN BASED ON
                               DEFERRAL PERIOD
                   --------------------------------------
                        1-36         37-60        61-72
    ISSUE AGE*         MONTHS       MONTHS       MONTHS
-----------------  ------------  -----------  -----------
53 1/2 through 70     12 years      9 years      9 years
  71 through 75       9 years       9 years        N/A
  76 through 80       6 years       6 years        N/A
  81 through 83         N/A           N/A          N/A

* For joint and survivor, the period certain is based on the age of the younger Annuitant.

Purchase Restrictions for Joint & Survivors

Under the Joint and Survivor forms: (i) the joint Annuitant must also be the beneficiary under the Certificate. Under IRA Certificates the joint Annuitant must be your spouse; (ii) for purposes of the above limitations, we use the age of the younger Annuitant; (iii) neither you nor the joint Annuitant can be over age 83; (iv) under level payments the Joint and 100% to Survivor form is only available for the longest period certain permitted; and (v) if either you or the joint Annuitant is under age 59 1/2, only the Joint and 100% to Survivor form is permitted.

Payments After the Period Certain

The Life Contingent Annuity continues lifetime payments if you are living at the end of the period certain. Payments continue during your lifetime (and the lifetime of the joint Annuitant, if applicable) on the same payment mode and date as the payments that were made during the period certain. The portion of your contribution applied under the Life Contingent Annuity does not have a Cash Value or an Annuity Account Value and, therefore, does not provide for withdrawals.

THERE IS NO DEATH BENEFIT PROVIDED UNDER THE LIFE CONTINGENT ANNUITY AND ANNUITY INCOME IS PAID ONLY IF YOU (OR A JOINT ANNUITANT) ARE LIVING AT THE DATE ANNUITY BENEFITS BEGIN. BENEFITS ARE ONLY PAID DURING YOUR LIFETIME AND, IF APPLICABLE, THE LIFETIME OF A JOINT ANNUITANT. CONSEQUENTLY, YOU SHOULD CONSIDER THE POSSIBILITY THAT NO AMOUNTS WILL BE PAID UNDER THE LIFE CONTINGENT ANNUITY IF YOU (OR A JOINT ANNUITANT) DO NOT SURVIVE TO THE DATE PAYMENTS ARE TO START UNDER SUCH ANNUITY.

You may elect to have the Life Contingent Annuity provide level or increasing (NQ Certificates) payments on a Single Life or a Joint and 100% to Survivor basis. If you elect increasing payments under NQ Certificates, your first payment under the Life Contingent Annuity will generally be equal to or greater than the final payment under the period certain. Thereafter, payments will increase annually on each anniversary of the payment start date under the Life Contingent Annuity, based on the annual increase in the Consumer Price Index, but in no event greater than 3% per year. The Life Contingent Annuity may also provide payments on a Joint and one-half to Survivor or a Joint and two-third to Survivor basis.

Example of Payments

The chart below illustrates level payments for a male, age 70 who purchases the Assured Payment Plan (Life Annuity with a Period Certain) on a single life basis, with a single contribution of $100,000. The example also assumes a period certain of 15 years. Based on Guaranteed Rates in effect on the Contract Date of April , 1997, an election of either monthly, quarterly or annual payments with payments starting one payment mode from the Contract Date, the following level payments would be provided:

      MODE         MONTHLY      QUARTERLY      ANNUAL
--------------  -----------  -------------  -----------
Start Date         6/15/97        8/15/97       5/15/98
Payment           $               $             $


LUMP SUM WITHDRAWALS

After the first Contract Year, you may take a Lump Sum Withdrawal once per Contract Year at any time during such Contract Year. You may request such withdrawal, in an amount of at least $1,000, by submitting a written request on a form satisfactory to us. A request to withdraw more than 90% of the Cash Value as of the Transaction Date will result in the termination of the Certificate and will be treated as a surrender of the Certificate for its Cash Value. See "Surrendering the Certificates" below. Amounts withdrawn from the Guarantee Periods, other than at the Expiration Date, will result in a market value adjustment. See "Market Value Adjustment for Withdrawals or Surrender Prior to the Expiration Date" in Part 2. If you take a Lump Sum Withdrawal under an NQ Certificate, a portion of such Lump Sum Withdrawal may be excludable from taxable income.

A withdrawal charge will be imposed as a percentage of the portion of each contribution allocated to the Guarantee Period Account to the extent that a Lump Sum Withdrawal exceeds the free corridor amount.

   Free Corridor Amount

   The free corridor amount is 10% of the Annuity Account Value at the beginning of the Contract Year.

See "Withdrawal Charge" in Part 4.

ALLOCATION OF LUMP SUM WITHDRAWALS

Lump Sum Withdrawals will be taken from all remaining Guarantee Periods to which your Annuity Account Value is allocated and the Modal Payment Portion of the Guaranteed Period Account such that the amount of the payments and the length of the period certain will be reduced, and the date payments under the Life Contingent Annuity are to start will be accelerated. Additional amounts above the amount of the requested withdrawal will be withdrawn from the Guaranteed Period Account and applied to the Life Contingent Annuity to the extent necessary to achieve this result. As a result, the same pattern of payments will continue in reduced amounts for your life, and if applicable, the life of your joint Annuitant. If you have elected increasing payments, the first reduction in your payments will take place no later than the date of the next planned increase.

Example

The example below illustrates the effect of a Lump Sum Withdrawal. This example assumes a single contribution of $100,000 is paid on April , 1997,
which purchases level annual payments of $    to be made on February 15th each
year, for a male and female, both age 70, on a Joint and two-thirds to Survivor basis with a period certain of 15 years. It assumes a Lump Sum Withdrawal at the beginning of the fourth Contract Year of 25% of an Annuity
Account Value of $     at which time the Annuitants are age 73.

The requested withdrawal amount would be $    ($    x .25). In this case,
$    ($    x.10) would be the free corridor amount and could be withdrawn
without the imposition of a withdrawal charge. The balance $    ($    -$    )
would be considered a withdrawal of a part of the contribution of $100,000. This contribution would be subject to a 4.0% withdrawal charge of
$    ($    x .04). The Annuity Account Value after the withdrawal is
$    ($    -$    -$     ). The payments would be reduced to $
and the remaining period certain would be reduced to 10 years from 12.

DEATH BENEFIT

Before the Annuity Commencement Date

Upon receipt of proof satisfactory to us of the Annuitant's death before the Annuity Commencement Date the death benefit will be paid to the beneficiary named in your Certificate. See "Beneficiary" in Part 4. The death benefit is the greater of (i) the Annuity Account Value and (ii) the sum of the Guaranteed Period Amounts in each Guarantee Period, plus any amounts in the Modal Payment Portion of the Guaranteed Period Account. However, if you are the Annuitant and your spouse is the designated beneficiary under the Certificate and you have not elected to defer the date payments are to start, or if payments are scheduled to start within one year under a deferral schedule, such beneficiary may elect to receive the payments for the period certain starting on the scheduled Annuity Commencement Date in lieu of taking the death benefit. If you have elected to defer the date payments will start, your spouse also has to have been named successor Annuitant/Certificate Owner in order to elect the payments in lieu of the death benefit. Unless you have elected a Joint and Survivor form, after the Annuitant dies no payment will be made under the Life Contingent Annuity. The death benefit payable relates only to the Guaranteed Period Account; a death benefit is never payable under the Life Contingent Annuity.

How Payment is Made

We will pay the death benefit to the beneficiary in the form of the income annuity option you have chosen under your Certificate. If no income annuity option has been chosen at the time of the Annuitant's death, the beneficiary will receive the death benefit in a lump sum. However, subject to certain exceptions in the Certificate, Equitable Life's rules then in effect and any other applicable requirements under the Code, the beneficiary may elect to apply the death benefit to one or more income annuity options offered by Equitable Life. See "Income Annuity Options" in Part 4. Such an election when made on a timely basis, can defer otherwise taxable income. See "Death Benefits" in Part 5. Note that if you are both the Certificate Owner and the Annuitant only a life annuity or an annuity that does not extend beyond the life expectancy of the beneficiary may be elected.

When the NQ Certificate Owner Dies Before the
Annuitant

When you are the Certificate Owner under an NQ Certificate but not the Annuitant and you die before the Annuity Commencement Date, the beneficiary named to receive the death benefit upon the Annuitant's death will automatically succeed as Certificate Owner (unless you name a different person as a successor Owner in a written form acceptable to us and send it to our Processing Office). The NQ Certificate provides that the original Certificate Owner's entire interest in the Certificate be completely distributed to the named beneficiary by the fifth anniversary of such Owner's death (unless an income annuity option is elected and payments begin within one year after the Certificate Owner's death and are made over the beneficiary's life or over a period not to exceed the beneficiary's life expectancy). If an income annuity option has not been elected, as described above, on the fifth anniversary of your death, we will pay any Annuity Account Value remaining on such date, less any applicable withdrawal charge. If the successor Certificate Owner is your surviving spouse, no distributions are required as long as both the surviving spouse and the Annuitant are living.

After the Annuity Commencement Date

If death occurs after the Annuity Commencement Date, payments will continue to be made during the period certain to the designated beneficiary (who effectively becomes the Certificate Owner) on the same payment basis that was in effect prior to the death. If you have elected a Joint and Survivor form, payments will be made as long as either you or the joint Annuitant is living after the end of the period certain. The designated beneficiary and the joint Annuitant must be the same person. In lieu of continuing payments during the period certain, the beneficiary may elect to receive a single sum. If a single sum is elected within one year from the date of death, the single sum will be equal to the Annuity Account Value, or if greater, the sum of the Guaranteed Period Amounts in each Guarantee Period, plus any amount in the Modal Payment Portion of the Guaranteed Period Account. After one year, the beneficiary may surrender the Certificate and receive the Cash Value. If a single sum is elected and there is a joint Annuitant, the date payments are to start under the Life Contingent Annuity will be accelerated so that payments will be made in reduced amounts.

SURRENDERING THE CERTIFICATES

You may surrender the Certificate for its Cash Value at any time during the period certain, and thereafter receive the lifetime income provided by the Life Contingent Annuity. See "Cash Value," in Part 4.

Once the Certificate is surrendered, the date payments are to start under the Life Contingent Annuity will be accelerated to the date when the next payment was to be received under the period certain and such payments will be made in reduced amounts. Once your Certificate has been surrendered, it will be returned to you with a notation that the Life Contingent Annuity is still in effect. The Life Contingent Annuity cannot be surrendered.

ASSURED PAYMENT PLAN
(Period Certain)

This version of the Assured Payment Plan (available at issue ages 59 1/2 through 78) provides a level stream of guaranteed payments for a period certain of not less than 7 years nor more than 15 years. At issue ages over 70, the maximum period certain is age 85 less the issue age.

You may elect to receive monthly, quarterly or annual payments. However, all payments are made on the 15th of the month. Payments will start one payment mode from the Contract Date. The level payments to be made on Expiration Dates during the period certain represent distributions of the Maturity Values of serially maturing Guarantee Periods on their Expiration Dates. Payments to be made monthly, quarterly or annually on dates other than an Expiration Date represent distributions from amounts in the Modal Payment Portion of the Guaranteed Period Account.

Under NQ Certificates, a portion of each payment will be excluded from taxable income.

During the period certain (which may also be referred to as the "liquidity period") you have access to your Cash Value through Lump Sum Withdrawals or surrender of the Certificate.

Contribution

Under this Assured Payment Plan your single contribution must be at least $10,000. Under IRA Certificates, we will only accept single contributions which are either rollover contributions under Section 402(c), 403(a)(4), 403(b)(8), or 408(d)(3) of the Code, or direct custodian-to-custodian transfers from other individual retirement arrangements. See "Appendix II: IRS Tax Information." You may not make subsequent contributions under this plan. For applications received under certain types of transactions, we may offer the opportunity to lock in Guaranteed Rates on contributions.

We may refuse to accept a contribution in excess of $1,500,000. We may also refuse to accept any contribution if the sum of all contributions under all Equitable annuity distribution certificates/contracts that you own would then total more than $2,500,000.

Allocation of Contribution

Based on the amount of your contribution and the period certain you select, your contribution is allocated by us among the Guarantee Periods and the Modal Payment Portion of the Guaranteed Period Account, if applicable, and may not be changed by you, such that you are assured a level stream of periodic payments.

The following example illustrates a ten year level stream of annual payments, each in the amount of $10,000, purchased on April , 1997 with the first payment on February 15, 1998. To achieve this result, a single contribution of
$     is required, and is allocated among the Guarantee Periods as indicated
below.

   FEBRUARY
     15TH,
 OF CALENDAR                PRICE PER $100     ALLOCATION OF
     YEAR        PAYMENT   OF MATURITY VALUE   CONTRIBUTION
-------------  ---------  -----------------  ---------------
     1998        10,000           $                $
     1999        10,000
     2000        10,000
     2001        10,000
     2002        10,000
     2003        10,000
     2004        10,000
     2005        10,000
     2006        10,000
                                             ---------------
     2007        10,000
                                  Total            $

LUMP SUM WITHDRAWALS

After the first Contract Year, you may take a Lump Sum Withdrawal once per Contract Year at any time during such Contract Year. You may request such withdrawal by submitting a written request on a form satisfactory to us. The minimum amount of a Lump Sum Withdrawal is the greater of $2,000 and 25% of the Cash Value. A request to withdraw more than 90% of the Cash Value as of the Transaction Date will result in the termination of the Certificate and will be treated as a surrender of the Certificate for its Cash Value. See "Surrendering the Certificates to Receive the Cash Value" below. Amounts withdrawn from the Guarantee Periods other than at the Expiration Date, will result in a market value adjustment. See "Market Value Adjustment for Withdrawals or Surrender Prior to the Expiration Date" in Part 2. Lump Sum Withdrawals may be subject to a withdrawal charge. See "Withdrawal Charge" in
Part 4. There is no free corridor amount. Under NQ Certificates if you take a Lump Sum Withdrawal a portion of such Lump Sum Withdrawal may be excludable from taxable income.

ALLOCATION OF LUMP SUM WITHDRAWALS

Lump Sum Withdrawals will be taken pro rata from all unmatured Guarantee Periods and the Modal Payment Portion of the Guaranteed Period Account so that periodic payments will continue in reduced level amounts over the remaining term of the period certain.

DEATH BENEFIT

Before the Annuity Commencement Date

Upon receipt of proof satisfactory to us of the Annuitant's death before the Annuity Commencement Date, we will pay the death benefit described under "Assured Payment Plan (Life Annuity with a Period Certain)," "Death Benefit" above.

When the NQ Certificate Owner Dies Before the Annuitant

When you are not the Annuitant and you die before the Annuity Commencement Date, the beneficiary will automatically succeed as Certificate Owner as described under "Assured Payment Plan (Life Annuity with a Period
Certain)--Death Benefit" above.

After the Annuity Commencement Date

If death occurs after the Annuity Commencement Date, payments will continue to be made to the designated beneficiary on the same payment basis that was in effect prior to the Annuitant's death. See "Beneficiary" in Part 4. At the beneficiary's option, payments may be discontinued and paid in a single sum. If the single sum is elected within one year of the Annuitant's death, the single sum will be equal to the Annuity Account Value, or if greater, the sum of the Guaranteed Period Amounts in each Guarantee Period, plus any amounts in the Modal Payment Portion of the Guaranteed Period Account. After the one year period, the beneficiary may surrender the Certificate and receive the Cash Value.

PART 4: OTHER PROVISIONS OF THE CERTIFICATES AND SERVICES
        WE PROVIDE

The provisions of your Certificate may be restricted by applicable laws or regulations.

METHODS OF PAYMENT

Except as indicated below, all contributions must be made by check. All contributions made by check must be drawn on a bank or credit union in the U.S., in U.S. dollars and made payable to Equitable Life. All checks are accepted subject to collection. All contributions should be sent to Equitable Life at our Processing Office address designated for contributions.

Contributions are credited as of the Transaction Date.

Wire Transmittals

We will accept, by agreement with broker-dealers who use wire transmittals, transmittal of initial contributions by wire order from the broker-dealer to the Processing Office. Such transmittals must be accompanied by essential information we require to allocate the contribution.

Contributions accepted by wire order will receive the Guaranteed Rate(s) in effect for the applicable Guarantee Period(s) on the date contributions are received. Wire orders not accompanied by complete information may be retained for a period not exceeding five Business Days while an attempt is made to obtain the required information. If the required information cannot be obtained within those five Business Days, the Processing Office will inform the broker-dealer, on behalf of the applicant, of the reasons for the delay and return the contribution immediately to the applicant, unless the applicant specifically consents to our retaining the contribution until the required information is received by the Processing Office.

Notwithstanding the acceptance by us of the wire order and the essential information, however, a Certificate will not be issued until the receipt and acceptance of a properly completed application. During the time from receipt of the initial contribution until a signed application is received from the Certificate Owner, no other financial transactions may be requested.

If an application is not received within ten days of receipt of the initial contribution via wire order, or if an incomplete application is received and cannot be completed within ten days of receipt of the initial contribution, the amount of the initial contribution will be returned to the applicant with immediate notification to the broker-dealer.

After your Certificate has been issued, subsequent contributions under the Assured Payment Plan (Life Annuity with a Period Certain) may be transmitted by wire.

FREE LOOK PERIOD

You have the right to examine the Assured Payment Plan Certificate for a period of 10 days after you receive it, and to return it to us for a refund. You cancel it by sending it to our Processing Office. The free look is extended if your state requires a refund period of longer than 10 days. This right applies only to the initial owner of a Certificate.

Your refund will equal the Annuity Account Value reflecting any positive or negative market value adjustment, through the date we receive your Certificate for cancellation at our Processing Office. Under the Assured Payment Plan (Life Annuity with a Period Certain) your refund will also include any amount applied to the Life Contingent Annuity. Some states or Federal income tax regulations may require that we calculate the refund differently.

We follow these same procedures if you change your mind before you receive your Certificate, but after a contribution has been made. See "Part 5: Tax Aspects of the Certificates" for possible consequences of canceling your Certificate during the free look period.

If you cancel your Certificate during the free look period, we may require that you wait six months before you may apply for a Certificate with us again.

BENEFICIARY

You designate the beneficiary at the time you apply for the Certificate. While the Certificate is in effect, you may change your beneficiary by writing to our Processing Office. The change will be effective on the date the written submission was signed.

CASH VALUE

The Cash Value under the Certificate reflects any upward or downward market value adjustment. See "Part 2: The Guaranteed Period Account." On any date while the Certificate is in effect, the Cash Value is equal to the Annuity Account Value less any withdrawal charge. The free corridor amount will not apply when calculating the withdrawal charge applicable upon a surrender. See "Withdrawal Charge" below.

SURRENDERING THE CERTIFICATES TO RECEIVE THE CASH VALUE

You may surrender a Certificate to receive the Cash Value at any time while the Annuitant is living and the Certificate is in effect. See "Cash Value," above.

For a surrender to be effective, we must receive your written request and the Certificate at our Processing Office. The Cash Value will be determined on the Transaction Date. All benefits under the Certificate (other than Life Contingent Annuity benefits) will be terminated as of that date. See "Surrendering the Certificates" in Part 3. We will usually pay the Cash Value in a single sum payment within seven calendar days, but we may delay payment as described in "When Payments are Made" below.

For the tax consequences of surrenders, see "Part 5: Tax Aspects of the Certificates."

INCOME ANNUITY OPTIONS

If you die before the Annuity Commencement Date, the beneficiary may elect to apply the death benefit to an income annuity option.

Annuity Forms

o Life Annuity: An annuity which guarantees payments for the rest of the Annuitant's life. Payments end with the last monthly payment before the Annuitant's death. Because there is no death benefit associated with this annuity form, it provides the highest monthly payment of any of the life income annuity options, so long as the Annuitant is living.

o Life Annuity-Period Certain: This annuity form also guarantees payments for the rest of the Annuitant's life. In addition, if the Annuitant dies before a specified period of time (the "certain period") has ended, payments will continue to the beneficiary for the balance of the certain period. Certain periods may be 5, 10, 15 or 20 years. A life annuity with a certain period of 10 years is the normal form of annuity under the Certificates.

o Life Annuity-Refund Certain: This annuity form guarantees payments to you for the rest of your life. In addition, if you die before the amount applied to purchase this annuity option has been recovered, payments will continue to your beneficiary until that amount has been recovered.

o Period Certain Annuity: This annuity form guarantees payments for a specific period of time, usually 5, 10, 15 or 20 years, and does not involve life contingencies.

o Joint and Survivor Life Annuity: This annuity form guarantees life income to you and, after your death, continuation of income to the survivor.

The life annuity-period certain and the life annuity-refund certain are available on either a single life or joint and survivor life basis.

The Certificate offers the income annuity options outlined above in fixed form. Fixed annuity payments are guaranteed by us and will be based on the tables of guaranteed annuity payments in your Certificate or on our then current annuity rates, whichever is more favorable for the Annuitant.

For each income annuity option, we will issue a separate written agreement putting the option into effect. Before we pay any annuity benefit, we require the return of the Certificate.

The amount of the annuity payments will depend on the amount applied to purchase the annuity, the type of annuity chosen and, in the case of a life income annuity option, the Annuitant's age (or the Annuitant's and joint Annuitant's ages) and in certain instances, the sex of the Annuitant(s). Once an income annuity option is chosen and payments have commenced, no change can be made.

If, at the time an income annuity option is elected, the amount to be applied is less than $2,000 or the initial payment under the option elected is less than $20 monthly, we reserve the right to pay the death benefit in a single sum rather than as payments under the annuity form chosen.

WHEN PAYMENTS ARE MADE

We can defer payment of any portion of the Annuity Account Value for up to six months while you are living. We may also defer payments for any amount attributable to a contribution made in the form of a check for a reasonable amount of time (not to exceed 15 days) to permit the check to clear.

ASSIGNMENT

IRA Certificates are not assignable or transferable except through surrender to us. They may not be borrowed against or used as collateral for a loan or other obligation.

NQ Certificates purchased under the Assured Payment Plan may not be assigned.

DISTRIBUTION OF THE CERTIFICATES

Equitable Distributors, Inc. (EDI), an indirect wholly owned subsidiary of Equitable Life, has responsibility for sales and marketing functions and may be deemed to be the distributor of the Certificates. EDI is registered with the SEC as a broker-dealer under the Exchange Act and is a member of the National Association of Securities Dealers, Inc. EDI's principal business address is 1290 Avenue of the Americas, New York, New York 10104. EDI was paid
a fee of $126,914 for 1995 and $     for 1996 for its services under its
"Distribution Agreement" with Equitable Life.

The Certificates will be sold by registered representatives of EDI and its affiliates, who are also our licensed insurance agents, as well as by unaffiliated broker-dealers with which EDI has entered into selling agreements. Broker-dealer sales compensation (including for EDI and its affiliates) will not exceed five percent of total contributions made under a Certificate. EDI may also receive compensation and reimbursement for its marketing services under the terms of its distribution agreement with Equitable Life. Broker-dealers receiving sales compensation will generally pay a portion thereof to their registered representatives as commission related to sales of the Certificates. The offering of the Certificates is intended to be continuous.

WITHDRAWAL CHARGE

A withdrawal charge for Lump Sum Withdrawals will be imposed as a percentage of the portion of each contribution allocated to the Guaranteed Period Account as discussed under "Lump Sum Withdrawals" in Part 3, or if the Certificate is surrendered to receive the Cash Value. We determine the withdrawal charge separately for each contribution in accordance with the table below.

                                          CONTRACT YEAR
                    1       2       3       4       5       6       7      8+
                 ------  ------  ------  ------  ------  ------  ------  -----
 Percentage of
  Contribution     7.0%    6.0%    5.0%    4.0%    3.0%    2.0%    1.0%   0.0%

The applicable withdrawal charge percentage is determined by the Contract Year in which the Lump Sum Withdrawal is made or the Certificate is surrendered, beginning with "Contract Year 1" with respect to each contribution withdrawn or surrendered. For each contribution, the Contract Year in which we receive that contribution is "Contract Year 1."

The withdrawal charge is deducted from the Guaranteed Period Account in proportion to the amount being withdrawn from each Guarantee Period and the Modal Payment Portion of the Guaranteed Period Account.

For purposes of calculating the withdrawal charge, (1) we treat contributions as being withdrawn on a first-in first-out basis, and (2) amounts withdrawn up to the free corridor amount are not considered a withdrawal of any contributions. Although we treat contributions as withdrawn before earnings for purposes of calculating the withdrawal charge, the Federal income tax law treats earnings as withdrawn first. See "Part 5: Tax Aspects of the Certificates."

The withdrawal charge is to help cover sales expenses. This charge will not be increased for the life of the Certificates. We may reduce this charge under group or sponsored arrangements. See "Group or Sponsored Arrangements" below.

AMOUNTS APPLIED FROM OTHER
INCOME MANAGER CERTIFICATES

Life Annuity with a Period Certain

A Certificate Owner of certain other INCOME MANAGER Certificates that we offer may apply the Annuity Account Value to purchase the Assured Payment Plan (Life Annuity with a Period Certain) provided the issue age and payment restrictions for the Assured Payment Plan are met. If the Annuity Account Value is applied from another INCOME MANAGER Certificate to purchase the Assured Payment Plan at a time when the dollar amount of the withdrawal charge is greater than 2% of remaining contributions (after withdrawals), such withdrawal charge will not be deducted. However, a new withdrawal charge schedule will apply under the Assured Payment Plan. For purposes of the Assured Payment Plan withdrawal charge schedule, the year in which your Annuity Account Value is applied under the Assured Payment Plan will be "Contract Year 1." If the Annuity Account Value is applied from such other Certificate when the dollar amount of the withdrawal charge is 2% or less, there will be no withdrawal charge schedule under the Assured Payment Plan. You should consider the timing of your purchase as it relates to the potential for withdrawal charges under the Assured Payment Plan.

Period Certain

A Certificate Owner of certain other INCOME MANAGER Certificates may apply the Annuity Account Value to purchase this Assured Payment Plan once withdrawal charges are no longer in effect under such other INCOME MANAGER Certificates. No withdrawal charges will apply under the Assured Payment Plan Certificate.

To purchase an Assured Payment Plan, we require the return of the original Certificate. An Assured Payment Plan Certificate will be issued putting this annuity form into effect.

CHARGES FOR STATE PREMIUM AND OTHER
APPLICABLE TAXES

Generally, we deduct a charge for applicable taxes, such as state or local premium taxes, from your contribution(s). The current tax charge that might be imposed varies by state and ranges from 0% to 2.25% for IRA Certificates and from 0% to 3.5% (the rate is 1% in Puerto Rico and 5% in the Virgin Islands) for NQ Certificates.

GROUP OR SPONSORED ARRANGEMENTS

For certain group or sponsored arrangements, we may reduce the withdrawal charge or change the minimum contribution requirements. We may increase Guaranteed Rates for the Guarantee Periods and reduce purchase rates for the Life Contingent Annuity. Group arrangements include those in which a trustee or an employer, for example, purchases contracts covering a group of individuals on a group basis. Sponsored arrangements include those in which an employer allows us to sell Certificates to its employees or retirees on an individual basis. IRA Certificates are only available for sponsored arrangements.

Our costs for sales, administration, and mortality generally vary with the size and stability of the group among other factors. We take all these factors into account when reducing charges. To qualify for reduced charges, a group or sponsored arrangement must meet certain requirements, including our requirements for size and number of years in existence. Group or sponsored arrangements that have been set up solely to buy Certificates or that have been in existence less than six months will not qualify for reduced charges.

We will make these and any similar reductions according to our rules in effect when a Certificate is approved for issue. We may change these rules from time to time. Any variation in the withdrawal charge will reflect differences in costs or services and will not be unfairly discriminatory.

Group and sponsored arrangements may be governed by the Code, the Employee Retirement Income Security Act of 1974 (ERISA), or both. We make no representations as to the impact of those and other applicable laws on such programs. WE RECOMMEND THAT EMPLOYERS, TRUSTEES, AND OTHERS PURCHASING OR MAKING CERTIFICATES AVAILABLE FOR PURCHASE UNDER SUCH PROGRAMS SEEK THE ADVICE OF THEIR OWN LEGAL AND BENEFITS ADVISERS.

OTHER DISTRIBUTION ARRANGEMENTS

The withdrawal charge may be reduced or eliminated when sales are made in a manner that results in savings of sales and administrative expenses, such as sales through persons who are compensated by clients for recommending investments and receive no commission or reduced commissions in connection with the sale of the Certificates. In no event will a reduction or elimination of the withdrawal charge be permitted where it would be unfairly discriminatory.

                   PART 5: TAX ASPECTS OF THE CERTIFICATES

This Part of the prospectus generally covers our understanding of the current Federal income tax rules that apply to an annuity purchased with after-tax dollars (NQ Certificates). The tax information regarding the IRA Certificates is discussed in "Appendix II: IRA Tax Information." However, the information in this Part other than that set forth under "Taxation of Non-Qualified Annuities" and "Special Rules for NQ Certificates issued in Puerto Rico," is relevant to both IRA and NQ Certificates.

This prospectus does not provide detailed tax information and does not address issues such as state income and other taxes or Federal gift and estate taxes. Please consult a tax adviser when considering the tax aspects of the Assured Payment Plan Certificates.

TAX CHANGES

The United States Congress has in the past considered and may in the future consider proposals for legislation that, if enacted, could change the tax treatment of annuities. In addition, the Treasury Department may amend existing regulations, issue new regulations, or adopt new interpretations of existing laws. State tax laws or, if you are not a United States resident, foreign tax laws, may affect the tax consequences to you or the beneficiary. These laws may change from time to time without notice and, as a result, the tax consequences may be altered. There is no way of predicting whether, when or in what form any such change would be adopted.

Any such change could have retroactive effects regardless of the date of enactment. We suggest you consult your legal or tax adviser.

TAXATION OF NON-QUALIFIED ANNUITIES

Equitable Life has designed the NQ Certificates to qualify as an "annuity" for purposes of Federal income tax law. Annuity contract payments are taxable as ordinary income and are subject to income tax withholding. See "Federal and State Income Tax Withholding" below. Gains in the Annuity Account Value of the Certificate generally will not be taxable to an individual until a distribution occurs, either by a withdrawal of part or all of its value or as a series of periodic payments. However, there are some exceptions to this rule: (1) if an individual transfers a Certificate as a gift to someone other than a spouse (or divorced spouse), any gain in its Annuity Account Value will be taxed at the time of transfer; (2) the assignment or pledge of any portion of the value of a Certificate will be treated as a distribution of that portion of the Certificate; and (3) when an insurance company (or its affiliate) issues more than one non-qualified deferred annuity certificate or contract during any calendar year to the same taxpayer, the certificates or contracts are required to be aggregated in computing the taxable amount of any distribution. The Assured Payment Plan (Life Annuity with a Period Certain) will be treated as a non-qualified deferred annuity if annuity payments start after 12 months of the Contract Date.

Corporations, partnerships, trusts and other non-natural persons generally cannot defer the taxation of current income credited to the Certificate unless an exception under the Code applies.

Withdrawals

Prior to the Annuity Commencement Date, any withdrawals (withdrawals which do not terminate your total interest in the Certificate) are taxable to you as ordinary income to the extent there has been a gain in the Annuity Account Value. The balance of the distribution is treated as a return of the "investment" or "basis" in the Certificate and is not taxable. Generally, the investment or basis in the Certificate equals the contributions made, less any amounts previously withdrawn which were not taxable. Special rules may apply if contributions made to another annuity certificate or contract prior to August 14, 1982 are transferred to a Certificate in a tax-free exchange. To take advantage of these rules, you should notify us prior to such an exchange.

If you surrender or cancel the Certificate, the distribution is taxable to the extent it exceeds the investment in the Certificate.

You should discuss with your tax adviser the effect of any surrender or withdrawal under an Assured Payment Plan.

Annuity Payments

Once annuity payments begin (whether under one of the Assured Payment Plans or under an income annuity option), a portion of each payment is considered to be a tax-free recovery of investment based on the ratio of the investment to the expected return under the Certificate. The remainder of each payment will be taxable. In the case of a life annuity, after the total investment in the contract has been recovered, future payments are fully taxable. If payments cease as a result of death, a deduction for any unrecovered investment will be allowed.

Taxation of Lump Sum Withdrawals Made After Payments Have Commenced

If your Lump Sum Withdrawal terminates all periodic payments due, it will be taxable as a complete surrender as discussed above. If you make a Lump Sum Withdrawal under one of the Assured Payment Plans which does not terminate all periodic payments due, then a portion of the remaining reduced payments will be eligible for tax-free recovery of investment. Also, a portion of such Lump Sum Withdrawal may be excludable from taxable income. You should discuss with your tax adviser the taxation of any surrender or withdrawal of Cash Value.

Penalty Tax

In addition to income tax, a penalty tax of 10% applies to the taxable portion of a distribution unless the distribution is (1) made on or after the date you attain age 59 1/2, (2) made on or after your death, (3) attributable to your disability, (4) is part of a series of substantially equal installments as an annuity for your life (or life expectancy) or the joint lives (or joint life expectancies) of you and a beneficiary, (5) with respect to income allocable to amounts contributed to an annuity certificate or contract prior to August 14, 1982 which are transferred to the Certificate in a tax-free exchange, or
(6) payments under an immediate annuity. An immediate annuity is generally an annuity which commences payments within one year from purchase and provides for a series of substantially equal periodic payments made at least annually.

Periodic annuity payments made to an individual under age 59 1/2 from the Assured Payment Plan (Life Annuity with a Period Certain) should qualify for the "substantially equal periodic payments for life" exception under (4) above. However, this exception may not apply if the individual takes a Lump Sum Withdrawal, surrenders the Certificate or changes the payment pattern in any way. Once you begin receiving Assured Payment Plan payments and you are under age 59 1/2, the payments should not be stopped or changed until the later of your attaining age 59 1/2 or five years after the date of the first payment, or the penalty tax, including an interest charge for the prior penalty avoidance, may apply. Also, it is possible that the IRS could view any additional withdrawal you take from your Certificate as changing the pattern of substantially equal payments for purposes of determining whether the penalty applies.

If a taxpayer under age 59 1/2 purchases a joint life-contingent annuity certificate with a reduced payment to the survivor (e.g., joint and 50% to survivor), a question might be raised whether payments will not be substantially equal for the joint lives of the taxpayer and survivor, as the payments will be reduced at some point. In issuing our information returns, we code annuity payments from such a certificate as eligible for an exception from the early distribution penalty. We believe that any change in payments to the survivor would come within the statutory provision covering a change of payments on account of death. As there is no direct authority on point, however, if you are under age 59 1/2, you should discuss this item with your own tax adviser when electing a reduced survivorship option.

Death Benefits

If, as a result of the Annuitant's death, the beneficiary is entitled to receive the death benefit described in Part 3, the beneficiary is generally subject to the same tax treatment as would apply to you. If the beneficiary takes the death benefit in a single sum, the beneficiary is treated as if the Certificate had been surrendered. The tax computation will reflect your investment in the Certificate.

If the beneficiary elects to take the death benefit in the form of a life income or installment option, the election should be made within 60 days after the day on which a single sum death benefit first becomes payable and before any benefit is actually paid. The taxable income that would otherwise occur, will be deferred, and payments will be taxed as described above under "Annuity Payments."

FEDERAL AND STATE INCOME TAX
WITHHOLDING

Equitable Life is required to withhold Federal income tax on the taxable portion of annuity payments, unless the recipient elects not to be subject to income tax withholding. The rate of withholding will depend on the type of distribution and, in certain cases, the amount of the distribution. Special withholding rules apply to foreign recipients and United States citizens residing outside the United States. If a recipient does not have sufficient income tax withheld or does not make sufficient estimated income tax payments, however, the recipient may incur penalties under the estimated income tax rules. Recipients should consult their tax advisers to determine whether they should elect out of withholding. Requests not to withhold Federal income tax must be made in writing prior to receiving benefits under the Certificate. Our Processing Office will provide forms for this purpose. No election out of withholding is valid unless the recipient provides us with the correct taxpayer identification number and a United States residence address.

Certain states have indicated that annuity income tax withholding will apply to payments from the Certificates made to residents. In some states, a recipient may elect out of state withholding. Generally, an election out of Federal withholding will also be considered an election out of state withholding. If you need more information concerning a particular state or any required forms, call our Processing Office at the toll-free number and consult your tax adviser.

Periodic payments are generally subject to wage-bracket type withholding (as if such payments were payments of wages by an employer to an employee) unless the recipient elects no withholding. If a recipient does not elect out of withholding or does not specify the number of withholding exemptions, withholding will generally be made as if the recipient is married and claiming three withholding exemptions. There is an annual threshold of taxable income from periodic annuity payments which is exempt from withholding based on this assumption. For 1996, a recipient of periodic payments (e.g., monthly or annual payments) which total less than a $14,075 taxable amount will generally be exempt from Federal income tax withholding, unless the recipient specifies a different choice of withholding exemptions. A withholding election may be revoked at any time and remains effective until revoked. If a recipient fails to provide a correct taxpayer identification number, withholding is made as if the recipient is single with no exemptions.

A recipient of a non-periodic distribution (total or partial) will generally be subject to withholding at a flat 10% rate. A recipient who provides a United States residence address and a correct taxpayer identification number will generally be permitted to elect not to have tax withheld.

All recipients receiving periodic and non-periodic payments will be further notified of the withholding requirements and of their right to make withholding elections.

OTHER WITHHOLDING

As a general rule, if death benefits are payable to a person two or more generations younger than you, a Federal generation skipping tax may be payable with respect to the benefit at rates similar to the maximum estate tax rate in effect at the time. The generation skipping tax provisions generally apply to transfers which would also be subject to the gift and estate tax rules. Individuals are generally allowed an aggregate generation skipping tax exemption of $1 million. Because these rules are complex, you should consult with your tax adviser for specific information, especially where benefits are passing to younger generations, as opposed to a spouse or child.

If we believe a benefit may be subject to generation skipping tax we may be required to withhold for such tax unless we receive acceptable written confirmation that no such tax is payable.

SPECIAL RULES FOR NQ CERTIFICATES
ISSUED IN PUERTO RICO

Under current law Equitable Life treats income from NQ Certificates as U.S.-source. A Puerto Rico resident is subject to U.S. taxation on such U.S.-source income. Only Puerto Rico-source income of Puerto Rico residents is excludable from U.S. taxation. Income from NQ Certificates is also subject to Puerto Rico tax. The computation of the taxable portion of amounts distributed from a Certificate may differ in the two jurisdictions. Therefore, an individual might have to file both U.S. and Puerto Rico tax returns, showing different amounts of income for each. Puerto Rico generally provides a credit against Puerto Rico tax for U.S. tax paid. Depending on an individual's personal situation and the timing of the different tax liabilities, an individual may not be able to take full advantage of this credit.

Please consult your tax adviser to determine the applicability of these rules to your own tax situation.

                       PART 6: INDEPENDENT ACCOUNTANTS

The consolidated financial statements and consolidated financial statement schedules of Equitable Life at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in Equitable Life's Annual Report on Form 10-K, incorporated by reference in the prospectus, have been examined by Price Waterhouse LLP, independent accountants, whose reports thereon are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedules have been incorporated herein by reference in reliance upon the reports of Price Waterhouse LLP given upon their authority as experts in accounting and auditing.

                 APPENDIX I: MARKET VALUE ADJUSTMENT EXAMPLE
-----------------------------------------------------------------------------

The example below shows how the market value adjustment would be determined and how it would be applied to a withdrawal, assuming that $100,000 were allocated on February 15, 1998 to a Guarantee Period with an Expiration Date of February 15, 2007 at a Guaranteed Rate of 7.00% resulting in a Maturity Value at the Expiration Date of $183,846, and further assuming that a withdrawal of $50,000 were made on February 15, 2002.

                                                                           ASSUMED
                                                                      GUARANTEED RATE ON
                                                                      FEBRUARY 15, 2002
                                                                   ----------------------
                                                                      5.00%       9.00%
                                                                   ----------  ----------
As of February 15, 2002 (Before Withdrawal)
-------------------------------------------
(1)Present Value of Maturity Value, also Annuity Account Value ...   $144,048    $119,487
(2)Guaranteed Period Amount.......................................    131,080     131,080
(3)Market Value Adjustment: (1)-(2)...............................     12,968     (11,593)

February 15, 2002 (After Withdrawal)
------------------------------------
(4)Portion of (3) Associated with Withdrawal: (3) x [$50,000 /
   (1)]...........................................................   $  4,501    $ (4,851)
(5)Reduction in Guaranteed Period Amount: [$50,000-(4)] ..........     45,499      54,851
(6)Guaranteed Period Amount: (2)-(5)..............................     85,581      76,229
(7)Maturity Value.................................................    120,032     106,915
(8)Present Value of (7), also Annuity Account Value...............     94,048      69,487

You should note that under this example if a withdrawal is made when rates have increased (from 7.00% to 9.00% in the example), a portion of a negative market value adjustment is realized. On the other hand, if a withdrawal is made when rates have decreased (from 7.00% to 5.00% in the example), a portion of a positive market value adjustment is realized.

                       APPENDIX II: IRS TAX INFORMATION
-----------------------------------------------------------------------------

TAX-QUALIFIED INDIVIDUAL RETIREMENT ANNUITIES (IRAS)

Introduction

The IRA Certificate is designed to qualify as an IRA under Section 408(b) of the Code. Your rights under the Rollover IRA cannot be forfeited.

This Part contains the information which the Internal Revenue Service (IRS) requires to be disclosed to an individual before he or she purchases an IRA.

This Part covers some of the special tax rules that apply to individual retirement arrangements. You should be aware that an IRA is subject to certain restrictions in order to qualify for its special treatment under the Federal tax law.

This prospectus provides our general understanding of applicable Federal income tax rules, but does not provide detailed tax information and does not address issues such as state income and other taxes or Federal gift and estate taxes. Please consult a tax adviser when considering the tax aspects of the IRA Certificates.

Further information on IRA tax matters can be obtained from any IRS district office. Additional information regarding IRAs, including a discussion of required distributions, can be found in IRS Publication 590, entitled "Individual Retirement Arrangements (IRAs)," which is generally updated annually.

The IRA Certificate has been approved by the IRS as to form for use as an IRA. This IRS approval is a determination only as to the form of the annuity and does not represent a determination of the merits of the annuity as an investment and may not address certain features under IRA Certificates.

Cancellation

You can cancel a Certificate issued as an IRA by following the directions in
Part 4 under "Free Look Period." Since there may be adverse tax consequences if a Certificate is canceled (and because we are required to report to the IRS certain distributions from cancelled IRAs), you should consult with a tax adviser before making any such decision. If you cancel this Certificate, you may establish a new individual retirement arrangement if at the time you meet the requirements for establishing an individual retirement arrangement.

Contributions to IRAs

Individuals may make three different types of contributions to purchase an IRA, or as later additions to an existing IRA: "regular" contributions out of earnings, tax-free "rollover" contributions from tax-qualified plans, or direct custodian-to-custodian transfers from other individual retirement arrangements ("direct transfers").

The initial contribution to the Certificate must be either a rollover or a direct custodian-to-custodian transfer. See "Tax-Free Transfers and Rollovers," discussed below. Any subsequent contributions you make may be any of rollovers, direct transfers or "regular" IRA contributions. See "Contributions Under the Certificates" in Part 4. The immediately following discussion relates to "regular" IRA contributions. For the reasons noted in "Tax-Free Transfers and Rollovers" below, you should consult with your tax adviser before making any subsequent contributions to an IRA which is intended to serve as a "conduit" IRA.

Generally, $2,000 is the maximum amount of deductible and nondeductible contributions which may be made to all IRAs by an individual in any taxable year. The above limit may be less when the individual's earnings are below $2,000. This limit does not apply to rollover contributions or direct custodian-to-custodian transfers into an IRA.

The amount of IRA contributions for a tax year that an individual can deduct depends on whether the individual (or the individual's spouse, if a joint return is filed) is covered by an employer-sponsored tax-favored retirement plan. If the individual's spouse does not work or elects to be treated as having no compensation, the individual and the individual's spouse may contribute up to $2,250 to individual retirement arrangements (but no more than $2,000 to any one individual retirement arrangement). The non-working spouse owns his or her individual retirement arrangements, even if the working spouse makes contributions to purchase the spousal individual retirement arrangements.

If neither the individual nor the individual's spouse is covered during any part of the taxable year by an employer-sponsored tax-favored retirement plan (including a qualified plan, a tax sheltered account or annuity under Section 403(b) of the Code (TSA) or a simplified employee pension plan), then regardless of adjusted gross income (AGI), each working spouse may make deductible contributions to an IRA for each tax year (MAXIMUM PERMISSIBLE DOLLAR DEDUCTION) up to the lesser of $2,000 or 100% of compensation. In certain cases, individuals covered by a tax-favored retirement plan include persons eligible to participate in the plan although not actually participating. Whether or not a person is covered by a retirement plan will be reported on an employee's Form W-2.

If the individual is single and covered by a retirement plan during any part of the taxable year, the deduction for IRA contributions phases out with AGI between $25,000 and $35,000. If the individual is married and files a joint return, and either the individual or the spouse is covered by a tax-favored retirement plan during any part of the taxable year, the deduction for IRA contributions phases out with AGI between $40,000 and $50,000. If the individual is married, files a separate return and is covered by a tax-favored retirement plan during any part of the taxable year, the deduction for IRA contributions phases out with AGI between $0 and $10,000. Married individuals filing separate returns must take into account the retirement plan coverage of the other spouse, unless the couple has lived apart for the entire taxable year. If AGI is below the phase-out range, an individual is entitled to the Maximum Permissible Dollar Deduction. In computing the partial deduction for IRA contributions the individual must round the amount of the deduction to the nearest $10. The permissible deduction for IRA contributions is a minimum of $200 if AGI is less than the amount at which the deduction entirely phases out.

If the individual (or the individual's spouse, unless the couple has lived apart the entire taxable year and their filing status is married, filing separately) is covered by a tax-favored retirement plan, the deduction for IRA contributions must be computed using one of two methods. Under the first method, the individual determines AGI and subtracts $25,000 if the individual is a single person, $40,000 if the individual is married and files a joint return with the spouse, or $0 if the individual is married and files a separate return. The resulting amount is the individual's Excess AGI. The individual then determines the limit on the deduction for IRA contributions using the following formula:

                                    Maximum               Adjusted
$10,000-Excess AGI                Permissible              Dollar
-------------------        x        Dollar         =      Deduction
         $10,000                   Deduction                Limit

Under the second method, the individual determines his or her Excess AGI and then refers to the attached table originally prepared by the IRS to determine the deduction.

Contributions may be made for a tax year until the deadline for filing a Federal income tax return for that tax year (without extensions). No contributions are allowed for the tax year in which an individual attains age 70 1/2 or any tax year after that. A working spouse age 70 1/2 or over, however, can contribute up to the lesser of $2,000 or 100% of "earned income" to a spousal individual retirement arrangement for a non-working spouse until the year in which the non-working spouse reaches age 70 1/2.

An individual not eligible to deduct part or all of the IRA contribution may still make nondeductible contributions on which earnings will accumulate on a tax-deferred basis. The deductible and nondeductible contributions may not, however, together exceed the lesser of the $2,000 limit (or $2,250 spousal limit) or 100% of compensation for each tax year. See "Excess Contributions" below. Individuals must keep their own records of deductible and nondeductible contributions in order to prevent double taxation on the distribution of previously taxed amounts. See "Distributions from IRA Certificates" below.

An individual making nondeductible contributions in any taxable year, or receiving amounts from any IRA to which he or she has made nondeductible contributions, must file the required information with the IRS. Moreover, individuals making nondeductible IRA contributions must retain all income tax returns and records pertaining to such contributions until interest in such IRAs are fully distributed.

Excess Contributions

Excess contributions to an IRA are subject to a 6% excise tax for the year in which made and for each year thereafter until withdrawn. In the case of "regular" IRA contributions any contribution in excess of the lesser of $2,000 or 100% of compensation or earned income is an "excess contribution," (without regard to the deductibility or nondeductibility of IRA contributions under this limit). Also, any "regular" contributions made after you reach age 70 1/2 are excess contributions. In the case of rollover IRA contributions, excess contributions are amounts which are not eligible to be rolled over (for example, after tax contributions to a qualified plan or minimum distributions required to be made after age 70 1/2). An excess contribution (rollover or "regular") which is withdrawn, however, before the time for filing the individual's Federal income tax return for the tax year (including extensions) is not includable in income and therefore is not subject to the 10% penalty tax on early distributions (discussed below under "Penalty Tax on Early Distributions"), provided any earnings attributable to the excess contribution are also withdrawn and no tax deduction is taken for the excess contribution. The withdrawn earnings on the excess contribution, however, would be includable in the individual's gross income and would be subject to the 10% penalty tax. If excess contributions are not withdrawn before the time for filing the individual's Federal income tax return for the year (including extensions), "regular" contributions may still be withdrawn after that time if the IRA contribution for the tax year did not exceed $2,250 and no tax deduction was taken for the excess contribution; in that event, the excess contribution would not be includable in gross income and would not be subject to the 10% penalty tax. Lastly, excess "regular" contributions may also be removed by underutilizing the allowable contribution limits for a later year.

If excess rollover contributions are not withdrawn before the time for filing the individual's Federal tax return for the year (including extensions) and the excess contribution occurred as a result of incorrect information provided by the plan, any such excess amount can be withdrawn if no tax deduction was taken for the excess contribution. As above, excess rollover contributions withdrawn under those circumstances would not be includable in gross income and would not be subject to the 10% penalty tax.

Tax-Free Transfers and Rollovers

Rollover contributions may be made to an IRA from these sources: (i) qualified plans, (ii) TSAs (including 403(b)(7) custodial accounts) and (iii) other individual retirement arrangements.

The rollover amount must be transferred to the Certificate either as a direct rollover of an "eligible rollover distribution" (described below) or as a rollover by the individual plan participant or owner of the individual retirement arrangement. In the latter cases, the rollover must be made within 60 days of the date the proceeds from another individual retirement arrangement or an eligible rollover distribution from a qualified plan or TSA were received. Generally the taxable portion of any distribution from a qualified plan or TSA is an eligible rollover distribution and may be rolled over tax-free to an IRA unless the distribution is (i) a required minimum distribution under Section 401(a)(9) of the Code; or (ii) one of a series of substantially equal periodic payments made (not less frequently than annually)
(a) for the life (or life expectancy) of the plan participant or the joint lives (or joint life expectancies) of the plan participant and his or her designated beneficiary, or (b) for a specified period of ten years or more.

Under some circumstances, amounts from a Certificate may be rolled over on a tax-free basis to a qualified plan. To get this "conduit" IRA treatment, the source of funds used to establish the IRA must be a rollover contribution from the qualified plan and the entire amount received from the IRA (including any earnings on the rollover contribution) must be rolled over into another qualified plan within 60 days of the date received. Similar rules apply in the case of a TSA. If you make a contribution to the Certificate which is from an eligible rollover distribution and you commingle such contribution with other contributions, you may not be able to roll over these eligible rollover distribution contributions and earnings to another qualified plan (or TSA, as the case may be) at a future date, unless the Code permits.

Under the conditions and limitations of the Code, an individual may elect for each IRA to make a tax-free rollover once every 12-month period among individual retirement arrangements (including rollovers from retirement bonds purchased before 1983). Custodian-to-custodian transfers are not rollovers and can be made more frequently than once a year.

The same tax-free treatment applies to amounts withdrawn from the Certificate and rolled over into other individual retirement arrangements unless the distribution was received under an inherited IRA. Tax-free rollovers are also available to the surviving spouse beneficiary of a deceased individual, or a spousal alternate payee of a qualified domestic relations order applicable to a qualified plan. In some cases, IRAs can be transferred on a tax-free basis between spouses or former spouses incidental to a judicial decree of divorce or separation.

Distributions from IRA Certificates

Income or gains on contributions under IRAs are not subject to Federal income tax until benefits are distributed to the individual. Distributions include withdrawals from your Certificate, surrender of your Certificate and annuity payments from your Certificate. Death benefits are also distributions. Except as discussed below, the amount of any distribution from an IRA is fully includable as ordinary income by the individual in gross income.

If the individual makes non-deductible IRA contributions, those contributions are recovered tax-free when distributions are received. The individual must keep records of all nondeductible contributions. At the end of each tax year in which the individual has received a distribution, the individual determines a ratio of the total nondeductible IRA contributions (less any amounts previously withdrawn tax-free) to the total account balances of all IRAs held by the individual at the end of the tax year (including rollover IRAs) plus all IRA distributions made during such tax year. The resulting ratio is then multiplied by all distributions from the IRA during that tax year to determine the nontaxable portion of each distribution.

In addition, a distribution (other than a required minimum distribution received after age 70 1/2) is not taxable if (1) the amount received is a return of excess contributions which are withdrawn, as described under "Excess Contributions" above, (2) the entire amount received is rolled over to another individual retirement arrangement (see "Tax-Free Transfers and Rollovers" above) or (3) in certain limited circumstances, where the IRA acts as a "conduit," the entire amount is paid into a qualified plan or TSA that permits rollover contributions.

Distributions from an IRA are not entitled to the special favorable five-year averaging method (or, in certain cases, favorable ten-year averaging and long-term capital gain treatment) available in certain cases to distributions from qualified plans.

Required Minimum Distributions

The minimum distribution rules require IRA owners to start taking annual distributions from their retirement plans by age 70 1/2. The distribution requirements are designed to provide for distribution of the owner's interest in the IRA over the owner's life expectancy. Whether the correct amount has been distributed is calculated on a year by year basis; there are no provisions in the Code to allow amounts taken in excess of the required amount to be carried over or carried back and credited to other years.

Generally, an individual must take the first required minimum distribution with respect to the calendar year in which the individual turns age 70 1/2. The individual has the choice to take the first required minimum distribution during the calendar year he or she turns age 70 1/2, or to delay taking it until the three month (January 1-April 1) period in the next calendar year. (Distributions must commence no later than the "Required Beginning Date," which is the April 1st of the calendar year following the calendar year in which the individual turns age 70 1/2.) If the individual chooses to delay taking the first annual minimum distribution, then the individual will have to take two minimum distributions in that year--the delayed one for the first year and the one actually for that year. Once minimum distributions begin, they must be made at some time every year.

There are two approaches to taking minimum distributions--"account based" or "annuity based"--and there are a number of distribution options in both of these categories. These choices are intended to give individuals a great deal of flexibility to provide for themselves and their families.

An account based minimum distribution approach may be a lump sum payment, or periodic withdrawals made over a period which does not extend beyond the individual's life expectancy or the joint life expectancies of the individual and a designated beneficiary. An annuity based approach involves application of the Annuity Account Value to an annuity for the life of the individual or the joint lives of the individual and a designated beneficiary, or for a period certain not extending beyond applicable life expectancies.

You should discuss with your tax adviser which minimum distribution options are best for your own personal situation. Individuals who are participants in more than one tax-favored retirement plan may be able to choose different distribution options for each plan.

Your required minimum distribution for any taxable year is calculated by taking into account the required minimum distribution from each of your individual retirement arrangements. The IRS, however, does not require that you make the required distribution from each individual retirement arrangement that you maintain. As long as the total amount distributed annually satisfies your overall minimum distribution requirement, you may choose to take your annual required distribution from any one or more individual retirement arrangements that you maintain.

An individual may recompute his or her minimum distribution amount each year based on the individual's current life expectancy as well as that of the spouse. No recomputation is permitted, however, for a beneficiary other than a spouse. If there is an insufficient distribution in any year, a 50% tax may be imposed on the amount by which the minimum required to be distributed exceeds the amount actually distributed. The penalty tax may be waived by the Secretary of the Treasury in certain limited circumstances. Failure to have distributions made as the Code and Treasury regulations require may result in disqualification of your IRA. See "Tax Penalty for Insufficient Distributions" below.

Except as described in the next sentence, if the individual dies after distribution in the form of an annuity has begun, or after the Required Beginning Date, payment of the remaining interest must be made at least as rapidly as under the method used prior to the individual's death. (The IRS has indicated that an exception to the rule that payment of the remaining interest must be made at least as rapidly as under the method used prior to the individual's death applies if the beneficiary of the IRA is the surviving spouse. In some circumstances, the surviving spouse may elect to "make the IRA his or her own" and halt distributions until he or she reaches age 70 1/2).

If an individual dies before the Required Beginning Date and before distributions in the form of an annuity begin, distributions of the individual's entire interest under the Certificate must be completed within five years after death, unless payments to a designated beneficiary begin within one year of the individual's death and are made over the beneficiary's life or over a period certain which does not extend beyond the beneficiary's life expectancy.

If the surviving spouse is the designated beneficiary, the spouse may delay the commencement of such payments up until the individual would have attained 70 1/2. In the alternative, a surviving spouse may elect to roll over the inherited IRA into the surviving spouse's own IRA.

Tax Considerations for the IRA Certificates

Although the Life Contingent Annuity does not have a Cash Value, it will be assigned a value for tax purposes which will generally change each year. This value must be taken into account when determining the amount of required minimum distributions from your IRA even though the Life Contingent Annuity may not be providing a source of funds to satisfy such required minimum distribution. Accordingly, before you apply any IRA funds under the IRA Certificates, you should be aware of the tax considerations discussed below. Consult with your tax adviser to determine the impact of electing the Assured Payment Plan under an IRA Certificate in view of your own particular situation.

When funds have been allocated to the Life Contingent Annuity, you will generally be required to determine your required minimum distribution by annually recalculating your life expectancy. The Assured Payment Plan will not be available if you have previously made a different election. Recalculation is no longer required once the only payments you or your spouse receive are under the Life Contingent Annuity.

If prior to the date payments are to start under the Life Contingent Annuity, you surrender your Certificate, or withdraw any remaining Annuity Account Value, it may be necessary for you to satisfy your required minimum distribution by accelerating the start date of payments for your Life Contingent Annuity, or to the extent available, take distributions from other IRA funds you may have. Alternatively you may convert your IRA Life Contingent Annuity under the IRA Certificates to a non-qualifed Life Contingent Annuity. This would be viewed as a distribution of the value of the Life Contingent Annuity from the IRA, and therefore, would be a taxable event. However, since the Life Contingent Annuity would no longer be part of an IRA, its value would not have to be taken into account in determining future required minimum distributions.

If you have elected a Joint and Survivor form of the Life Contingent Annuity, the joint Annuitant must be your spouse. You must determine your required minimum distribution by annually recalculating both your life expectancy and your spouse's life expectancy. The Assured Payment Plan will not be available if you have previously made a different election. Recalculation is no longer required once the only payments you or your spouse receive are under the Life Contingent Annuity. The value of such an annuity will change in the event of your death or the death of your spouse. For this reason, it is important that we be informed if you or your spouse dies before the Life Contingent Annuity has started payments so that a lower valuation can be made. Otherwise a higher tax value may result in an overstatement of the amount that would be necessary to satisfy your required minimum distribution amount.

Allocations of funds to the Life Contingent Annuity may prevent the Certificate from later receiving "conduit" IRA treatment. See "Tax-Free Transfers and Rollovers" above.

Prohibited Transaction

An IRA may not be borrowed against or used as collateral for a loan or other obligation. If the IRA is borrowed against or used as collateral, its tax-favored status will be lost as of the first day of the tax year in which the event occurred. If this happens, the individual must include in Federal gross income for that year an amount equal to the fair market value of the IRA Certificate as of the first day of that tax year, less the amount of any nondeductible contributions not previously withdrawn. Also, the early distribution penalty tax of 10% will apply if the individual has not reached age 59 1/2 before the first day of that tax year. See "Penalty Tax on Early Distributions" below.

TAX PENALTY FOR INSUFFICIENT
DISTRIBUTIONS

Failure to make required distributions discussed above in "Required Minimum Distributions" may cause the disqualification of the IRA. Disqualification may result in current taxation of your entire benefit. In addition a 50% penalty tax may be imposed on the difference between the required distribution amount and the amount actually distributed, if any.

We do not automatically make distributions from a Certificate before the Annuity Commencement Date unless a request has been made. It is your responsibility to comply with the minimum distribution rules. We will notify you when our records show that your age 70 1/2 is approaching. If you do not select a method, we will assume you are taking your mini-mum distribution from another IRA that you maintain. You should consult with your tax adviser concerning these rules and their proper application to your situation.

TAX PENALTY FOR EXCESS DISTRIBUTIONS OR ACCUMULATION

A 15% excise tax applies to an individual's aggregate excess distributions from all tax-favored retirement plans (including IRAs). The excise tax is in addition to the ordinary income tax due but is reduced by the amount (if any) of the early distribution penalty tax imposed by the Code. The aggregate distributions in any year will be subject to excise tax if they exceed an indexed amount ($ in 1997).

In addition, in certain cases the estate tax imposed on a deceased individual's estate will be increased if the accumulated value of the individual's interest in qualified annuities and tax favored retirement plans is excessive.

                           IRS TAX DEDUCTION TABLE
-----------------------------------------------------------------------------

If your Maximum Permissible Dollar Deduction is $2,000, use this table to estimate the amount of your contribution which will be deductible.

 EXCESS AGI     DEDUCTION    EXCESS AGI    DEDUCTION    EXCESS AGI    DEDUCTION    EXCESS AGI    DEDUCTION
------------  -----------  ------------  -----------  ------------  -----------  ------------  -----------
    $    0       $2,000        $2,550       $1,490        $5,050        $990        $ 7,550        $490
        50        1,990         2,600        1,480         5,100         980          7,600         480
       100        1,980         2,650        1,470         5,150         970          7,650         470
       150        1,970         2,700        1,460         5,200         960          7,700         460
       200        1,960         2,750        1,450         5,250         950          7,750         450
       250        1,950         2,800        1,440         5,300         940          7,800         440
       300        1,940         2,850        1,430         5,350         930          7,850         430
       350        1,930         2,900        1,420         5,400         920          7,900         420
       400        1,920         2,950        1,410         5,450         910          7,950         410
       450        1,910         3,000        1,400         5,500         900          8,000         400
       500        1,900         3,050        1,390         5,550         890          8,050         390
       550        1,890         3,100        1,380         5,600         880          8,100         380
       600        1,880         3,150        1,370         5,650         870          8,150         370
       650        1,870         3,200        1,360         5,700         860          8,200         360
       700        1,860         3,250        1,350         5,750         850          8,250         350
       750        1,850         3,300        1,340         5,800         840          8,300         340
       800        1,840         3,350        1,330         5,850         830          8,350         330
       850        1,830         3,400        1,320         5,900         820          8,400         320
       900        1,820         3,450        1,310         5,950         810          8,450         310
       950        1,810         3,500        1,300         6,000         800          8,500         300
     1,000        1,800         3,550        1,290         6,050         790          8,550         290
     1,050        1,790         3,600        1,280         6,100         780          8,600         280
     1,100        1,780         3,650        1,270         6,150         770          8,650         270
     1,150        1,770         3,700        1,260         6,200         760          8,700         260
     1,200        1,760         3,750        1,250         6,250         750          8,750         250
     1,250        1,750         3,800        1,240         6,300         740          8,800         240
     1,300        1,740         3,850        1,230         6,350         730          8,850         230
     1,350        1,730         3,900        1,220         6,400         720          8,900         220
     1,400        1,720         3,950        1,210         6,450         710          8,950         210
     1,450        1,710         4,000        1,200         6,500         700          9,000         200
     1,500        1,700         4,050        1,190         6,550         690          9,050         200
     1,550        1,690         4,100        1,180         6,600         680          9,100         200
     1,600        1,680         4,150        1,170         6,650         670          9,150         200
     1,650        1,670         4,200        1,160         6,700         660          9,200         200
     1,700        1,660         4,250        1,150         6,750         650          9,250         200
     1,750        1,650         4,300        1,140         6,800         640          9,300         200
     1,800        1,640         4,350        1,130         6,850         630          9,350         200
     1,850        1,630         4,400        1,120         6,900         620          9,400         200
     1,900        1,620         4,450        1,110         6,950         610          9,450         200
     1,950        1,610         4,500        1,100         7,000         600          9,500         200
     2,000        1,600         4,550        1,090         7,050         590          9,550         200
     2,050        1,590         4,600        1,080         7,100         580          9,600         200
     2,100        1,580         4,650        1,070         7,150         570          9,650         200
     2,150        1,570         4,700        1,060         7,200         560          9,700         200
     2,200        1,560         4,750        1,050         7,250         550          9,750         200
     2,250        1,550         4,800        1,040         7,300         540          9,800         200
     2,300        1,540         4,850        1,030         7,350         530          9,850         200
     2,350        1,530         4,900        1,020         7,400         520          9,900         200
     2,400        1,520         4,950        1,010         7,450         510          9,950         200
     2,450        1,510         5,000        1,000         7,500         500         10,000           0
     2,500        1,500


------------
Excess AGI = Your AGI minus your THRESHOLD LEVEL: If you are single, your Threshold Level is $25,000. If you are married, your Threshold Level is $40,000. If you are married and file a separate tax return, your Excess AGI = your AGI.

                               INCOME MANAGER(SM)

                                PROSPECTUS FOR
                            IRA AND NQ MVA ANNUITY
                               DATED MAY 1, 1997

                             ANNUITY CERTIFICATES
                                  Issued By:
           The Equitable Life Assurance Society of the United States

This prospectus describes certificates The Equitable Life Assurance Society of the United States (EQUITABLE LIFE, WE, OUR and US) offers under an annuity contract (MVA ANNUITY) issued on a group basis or as individual contracts. Enrollment under a group contract will be evidenced by issuance of a certificate. Certificates and individual contracts each will be referred to as "Certificates." The Certificates can be either individual retirement annuities
(IRAS) or used for after-tax contributions to a non-qualified (NQ) annuity. A minimum single contribution of $5,000 is required to put a Certificate into effect. No subsequent contributions are permitted, however, you may apply for more than one Certificate.

The Certificates are designed to provide retirement income at a future date. The Owner (CERTIFICATE OWNER, YOU and YOUR) selects one of the available GUARANTEE PERIODS in which amounts will accumulate interest on a tax-deferred basis. Interest is credited at a rate we set for your class of Certificate (GUARANTEED RATE) for the entire period. On each business day (BUSINESS DAY) we set Guaranteed Rates for new Certificates. A market value adjustment (positive or negative) will be made for withdrawals, surrender and certain other transactions from a Guarantee Period before its expiration date (EXPIRATION DATE). The market value adjustment will be based on the difference between the Guaranteed Rate for your Certificate and the Guaranteed Rate for the Guarantee Period having the same Expiration Date under new Certificates. The Guarantee Periods currently available are those maturing in calendar years 1998 through 2007.

When you are ready to start receiving income, you may choose from a variety of payout options, including the Assured Payment Plan and other fixed annuities.

Assets supporting our obligations under the Certificates will be held in a "nonunitized" separate account of Equitable Life, which provides an additional measure of assurance that the full payment of the amount due will be made. Any favorable investment performance on the assets held in the separate account accrues solely to Equitable Life's benefit.

This prospectus provides information about the Certificates that prospective investors should know before investing. You should read it carefully and retain it for future reference.

A registration statement relating to interests under the Guarantee Periods has been filed with the Securities and Exchange Commission (SEC).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE CERTIFICATES ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY. THEY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT BANK GUARANTEED. THEY ARE SUBJECT TO INVESTMENT RISKS AND POSSIBLE LOSS OF PRINCIPAL INVESTED.

                                Copyright 1997
                 The Equitable Life Assurance Society of the
                   United States, New York, New York 10104.
                             All Rights Reserved.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   Equitable Life's Annual Report on Form 10-K for the year ended December 31, 1996 is incorporated herein by reference.

   All documents or reports filed by Equitable Life pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (EXCHANGE ACT) after the date hereof and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus. Equitable Life files its Exchange Act documents and reports, including its annual and quarterly reports on Form 10-K and Form 10-Q, electronically pursuant to EDGAR under CIK No. 0000727920. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is (http://www.sec.gov).

   Equitable Life will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents). Requests for such documents should be directed to The Equitable Life Assurance Society of the United States, 1290 Avenue of the Americas, New York, New York 10104. Attention: Corporate Secretary (telephone:
(212) 554-1234).

PROSPECTUS TABLE OF CONTENTS

GENERAL TERMS                              PAGE 4

PART 1: SUMMARY                            PAGE 5

What is the MVA Annuity?                     5
Guarantee Periods                            5
Contributions                                5
Withdrawals                                  5
Death Benefit                                5
Withdrawal Charge                            5
Free Look Period                             5
Services We Provide                          5
Surrendering the Certificates                6
Income Annuity Options                       6
Taxes                                        6
Charges for State Premium and Other
  Applicable Taxes                           6
Equitable Life                               6

PART 2: THE GUARANTEED PERIOD
        ACCOUNT                            PAGE 7

Guarantee Periods                            7
Market Value Adjustment for
  Withdrawals or Surrender Prior to the
  Expiration Date                            7
Investments                                  8

PART 3:PROVISIONS OF THE
       CERTIFICATES AND SERVICES
       WE PROVIDE                          PAGE 10

Availability of the Certificates            10
Contributions Under the Certificates        10
Methods of Payment                          10
Allocation of Contribution                  10
Free Look Period                            10
Annuity Account Value                       11
Options at Expiration Date of a
  Guarantee Period                          11
Withdrawals                                 11
Death Benefit                               12
When the NQ Certificate Owner Dies Before
  the Annuitant                             12
Cash Value                                  13
Surrendering the Certificates to Receive
  the Cash Value                            13
Income Annuity Options                      13
When Payments Are Made                      14
Assignment                                  14
Distribution of the Certificates            14
Withdrawal Charge                           15
Charges for State Premium and Other
  Applicable Taxes                          15
Group or Sponsored Arrangements             15
Other Distribution Arrangements             15

PART 4: TAX ASPECTS OF THE CERTIFICATES    PAGE 16

Tax Changes                                 16
Taxation of Non-Qualified Annuities         16
Federal and State Income Tax
  Withholding                               17
Other Withholding                           17
Special Rules for NQ Certificates Issued
  in Puerto Rico                            18
Transfers to a Guarantee Period             18

PART 5:INDEPENDENT ACCOUNTANTS             PAGE 19

APPENDIX I: MARKET VALUE  ADJUSTMENT
  EXAMPLE                                  PAGE 20

APPENDIX II: IRS INFORMATION               PAGE 21


                                GENERAL TERMS

ANNUITANT--The individual who is the measuring life for determining death benefits before the Annuity Commencement Date, and annuity benefits. Under IRA Certificates, the Certificate Owner is the Annuitant.

ANNUITY ACCOUNT VALUE--The present value of the Maturity Value. See "Annuity Account Value" in Part 3.

ANNUITY COMMENCEMENT DATE--The date on which amounts will be applied to provide an annuity benefit.

BUSINESS DAY--Generally, any day on which the New York Stock Exchange is open for trading. For the purpose of determining the Transaction Date, our Business Day ends at 4:00 p.m. Eastern Time or the closing of the New York Stock Exchange, if earlier.

CASH VALUE--The Annuity Account Value minus any applicable charges.

CERTIFICATE--The Certificate issued under the terms of a group annuity contract and any individual contract, including any endorsements.

CERTIFICATE OWNER--The person who owns a Certificate and has the right to exercise all rights under the Certificate. Under IRA Certificates, the Certificate Owner must also be the Annuitant.

CODE--The Internal Revenue Code of 1986, as amended.

CONTRACT DATE--The date on which the Annuitant is enrolled under the group annuity contract, or the effective date of the individual contract. This is usually the Business Day we receive the initial contribution at our Processing Office.

CONTRACT YEAR--The 12-month period beginning on your Contract Date and each anniversary of that date.

EXPIRATION DATE--The date on which a Guarantee Period ends.

GUARANTEE PERIOD--Any of the periods of time ending on an Expiration Date that are available for investment under the Certificate. Guarantee Periods may also be referred to as Guaranteed Interest Rate Options (GIROs).

GUARANTEED PERIOD ACCOUNT--The Account that contains the Guarantee Periods.

GUARANTEED PERIOD AMOUNT--The term used to refer to the amount accumulated in a Guarantee Period.

GUARANTEED RATE--The annual interest rate established daily for a Guarantee Period.

IRA--An individual retirement annuity, as defined in Section 408(b) of the Code.

MATURITY VALUE--The amount in a Guarantee Period on its Expiration Date.

NQ--A non-qualified annuity under which after tax dollars are contributed by or on behalf of an individual.

PROCESSING OFFICE--The address to which all contributions, written requests (e.g., withdrawals, etc.) or other written communications must be sent. See "Services We Provide" in Part 1.

TRANSACTION DATE--The Business Day we receive a contribution or a transaction request providing all the information we need at our Processing Office. If your contribution or request reaches our Processing Office on a non-Business Day, or after the close of the Business Day, the Transaction Date will be the next following Business Day. Transaction requests must be made in a form acceptable to us.

                               PART 1: SUMMARY

The following Summary is qualified in its entirety by the terms of the Certificate when issued and the more detailed information appearing elsewhere in this prospectus (see "Prospectus Table of Contents").

WHAT IS THE MVA ANNUITY?

The MVA Annuity is a deferred annuity designed to provide retirement income at a future date. Your contribution is allocated to one of a series of Guarantee Periods providing guaranteed interest. The Certificate may not be available in all states.

Amounts accumulate on a tax-deferred basis until withdrawn or distributions become payable. You can decide when and if to apply amounts to the Assured Payment Plan annuity or to elect a fixed income annuity option.

GUARANTEE PERIODS

Guarantee Periods maturing on February 15th in each of calendar years 1998 through 2007 are initially available.

CONTRIBUTIONS

To put a Certificate into effect, you must make a contribution of at least $5,000. Under IRA Certificates your contribution must be in the form of either a rollover contribution or a direct custodian-to-custodian transfer from one or more other individual retirement arrangements. You may not make subsequent contributions, but you may apply for more than one Certificate.

WITHDRAWALS

o Lump Sum Withdrawals--After the first Contract Year, before the Annuity Commencement Date while the Certificate is in effect, you may take a Lump Sum Withdrawal from your Certificate once per Contract Year at any time during such Contract Year. The minimum withdrawal amount is $1,000.

o Systematic Withdrawals--You may also withdraw funds under our Systematic Withdrawal option, where the minimum withdrawal amount is $250.

Withdrawals may be subject to a withdrawal charge and may result in a market value adjustment. Withdrawals may also be taxable and if you are under age 59 1/2, subject to tax penalty.

DEATH BENEFIT

If the Annuitant and successor Annuitant, if any, die before the Annuity Commencement Date, the Certificate provides a death benefit. The beneficiary will be paid the death benefit which is equal to the Annuity Account Value or if greater, your contribution minus any withdrawals and withdrawal charges.

WITHDRAWAL CHARGE

A withdrawal charge is imposed as a percentage of your contribution to the extent that a withdrawal exceeds the 10% free corridor amount, or if the Certificate is surrendered to receive its Cash Value.

The withdrawal charge percentage initially equals the number of years to maturity of the Guarantee Period you select. A partial year will be considered a full year for this purpose, however, in no event will a withdrawal charge percentage exceed 7% nor will the withdrawal charge period exceed 7 years. The percentage is subsequently reduced by 1% on each Contract Date anniversary.

FREE LOOK PERIOD

You have the right to examine the Assured Growth Plan Certificate for a period of 10 days after you receive it, and to return it to us for a refund. You may cancel it by sending it to our Processing Office. Your refund will equal the Annuity Account Value reflect ing any positive or negative market value adjustment, through the date we receive your Certificate for cancellation at our Processing Office.

SERVICES WE PROVIDE

o     REGULAR REPORTS

 o Statement of your Certificate values as of the last day of the calendar year;

 o      Three additional reports of your Certificate values each year;

 o      Written confirmation of financial transactions.

o     TOLL-FREE TELEPHONE SERVICES

 o Call 1-800-789-7771 for a recording of daily Guaranteed Rates applicable to the Guarantee Periods. Also call during our regular business hours to speak to one of our customer service representatives.

o     PROCESSING OFFICE

  o     FOR CONTRIBUTIONS SENT BY REGULAR MAIL:

        Equitable Life
        Income Management Group
        Post Office Box 13014
        Newark, NJ 07188-0014

  o     FOR CONTRIBUTIONS SENT BY EXPRESS MAIL:

        Equitable Life
        c/o First Chicago National Processing Center
        300 Harmon Meadow Boulevard, 3rd Floor
        Attn: Box 13014
        Secaucus, NJ 07094

  o FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR WITHDRAWALS) SENT BY REGULAR MAIL:

        Equitable Life
        Income Management Group
        P.O. Box 1547
        Secaucus, NJ 07096-1547

  o FOR ALL OTHER COMMUNICATIONS (E.G., REQUEST FOR WITHDRAWALS) SENT BY EXPRESS MAIL:

        Equitable Life
        Income Management Group
        200 Plaza Drive
        Secaucus, NJ 07096

SURRENDERING THE CERTIFICATES

You may surrender a Certificate and receive the Cash Value at any time while the Annuitant is living and the Certificate is in effect. Withdrawal charges and a market value adjustment may apply. A surrender may also be subject to income tax and tax penalty.

INCOME ANNUITY OPTIONS

The Certificates provide access to the Assured Payment Plan annuities and income annuity options to which amounts may be applied at the Annuity Commencement Date. The income annuity options, and the Assured Payment Plan, are offered on a fixed basis. Assured Payment Plan Certificates are described in another prospectus which may be obtained from your registered representative.

TAXES

Generally, earnings on contributions made to the Certificate will not be included in your taxable income until distributions are made from the Certificate. Distributions prior to your attaining age 59 1/2 may be subject to tax penalty.

CHARGES FOR STATE PREMIUM AND OTHER
APPLICABLE TAXES

Generally, we deduct a charge for premium or other applicable taxes from the Annuity Account Value on the Annuity Commencement Date. The current tax charge that might be imposed varies by state and ranges from 0% to 2.25% for IRA Certificates and from 0 to 3.5% (the rate is 1% in Puerto Rico and 5% in the Virgin Islands) for NQ Certificates.

EQUITABLE LIFE

Equitable Life is a New York stock life insurance company that has been in business since 1859. For more than 100 years we have been among the largest life insurance companies in the United States. Our home office is located at 1290 Avenue of the Americas, New York, New York 10104. We are authorized to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico and the Virgin Islands. We maintain local offices throughout the United States.

Equitable Life is a wholly owned subsidiary of The Equitable Companies Incorporated (the Holding Company). The largest stockholder of the Holding Company is AXA-UAP. As of December 31, 1996, AXA-UAP beneficially owns 63.8% of the outstanding shares of common stock of the Holding Company plus convertible preferred stock. Under its investment arrangements with Equitable Life and the Holding Company, AXA-UAP is able to exercise significant influence over the operations and capital structure of the Holding Company and its subsidiaries, including Equitable Life. AXA-UAP, a French company, is a holding company for an international group of insurance and related financial service companies.

                    PART 2: THE GUARANTEED PERIOD ACCOUNT

GUARANTEE PERIODS

Your contribution is allocated to a Guarantee Period and accumulates interest at the Guaranteed Rate applicable to your class of Certificate, if held in that Guarantee Period to its Expiration Date. Guaranteed Rates for new Certificates of the same class (current Guaranteed Rate) are set daily. We may establish different Guaranteed Rates under different classes of Certificates. We use the term Guaranteed Period Amount to refer to the amount accumulated in a Guarantee Period. The Guaranteed Period Amount is reduced or increased by any market value adjustment as a result of withdrawals and withdrawal charges (see below). Guarantee Periods may also be referred to as GIROs.

We call the Guaranteed Period Amount on an Expiration Date the Guarantee Period's Maturity Value. We report the Annuity Account Value to reflect any market value adjustment that would apply if the entire Guaranteed Period Amount were withdrawn as of the calculation date. The Annuity Account Value on any Business Day, therefore, will be the present value of the Maturity Value, using the current Guaranteed Rate in effect on such date.

Guarantee Periods and Expiration Dates

We currently offer initial Guarantee Periods ending on February 15th for each of the maturity years 1998 through 2007. We expect to periodically add additional Guarantee Periods maturing in 10 years on the 15th in months other than February.

We will not accept allocations to a Guarantee Period if, on the Transaction
Date:

o Such Transaction Date and the Expiration Date for such Guarantee Period fall within the same calendar year.

o  The Guaranteed Rate is 3%.

o The Guarantee Period has an Expiration Date beyond the earliest available Expiration Date immediately following the Annuity Commencement Date.

Guaranteed Rates and Price Per $100 of Maturity Value

Because the Maturity Value of a contribution allocated to a Guarantee Period can be determined at the time it is made, you can determine the amount required to be allocated to a Guarantee Period in order to produce a target Maturity Value (assuming no withdrawals are made). The required amount is the present value of that Maturity Value at the Guaranteed Rate on the Transaction Date, which may also be expressed as the price per $100 of Maturity Value on such Transaction Date.

Guaranteed Rates as of April , 1997 and the related price per $100 of Maturity Value for each currently available Guarantee Period were as follows:

      GUARANTEE
     PERIODS WITH        GUARANTEED
   EXPIRATION DATE       RATE AS OF          PRICE
  FEBRUARY 15TH OF        APRIL ,         PER $100 OF
    MATURITY YEAR           1997         MATURITY VALUE
--------------------  --------------  ------------------
         1998               x.xx%            $xx.xx
         1999               x.xx              xx.xx
         2000               x.xx              xx.xx
         2001               x.xx              xx.xx
         2002               x.xx              xx.xx
         2003               x.xx              xx.xx
         2004               x.xx              xx.xx
         2005               x.xx              xx.xx
         2006               x.xx              xx.xx
         2007               x.xx              xx.xx

MARKET VALUE ADJUSTMENT FOR
WITHDRAWALS OR SURRENDER
PRIOR TO THE EXPIRATION DATE

Any withdrawal (including withdrawal charges and surrender of your Certificate) from a Guarantee Period prior to its Expiration Date will cause any remaining Guaranteed Period Amount for that Guarantee Period to be increased or decreased by a market value adjustment. The amount of the adjustment will depend on two factors: (a) the difference between the Guaranteed Rate applicable to your Certificate and the current Guaranteed Rate on the Transaction Date for the same Guarantee Period, and (b) the length of time remaining until the Expiration Date. In general, if interest rates have risen between the time when an amount was originally allocated to a Guarantee Period and the time it is withdrawn, the market value adjustment will be negative, and vice versa; and the longer the period of time remaining until the Expiration Date, the greater the impact of the interest rate difference. Therefore, it is possible that a significant rise in interest rates could result in a substantial reduction in your Annuity Account Value related to longer term Guarantee Periods.

The market value adjustment (positive or negative) resulting from a withdrawal of all funds from a Guarantee Period will be determined as follows:

(1) We determine the present value of the Maturity Value on the Transaction Date as follows:

  (a) We determine the Guaranteed Period Amount that would be payable on the Expiration Date, using the applicable Guaranteed Rate.

  (b) We determine the period remaining in your Guarantee Period (based on the Transaction Date) and convert it to fractional years based on a 365 day year. For example three years and 12 days becomes 3.0329.

  (c) We determine the current Guaranteed Rate which applies on the Transaction Date to the same Guarantee Period.

  (d) We determine the present value of the Guaranteed Period Amount payable at the Expiration Date, using the period determined in (b) and the rate determined in (c).

(2)    We determine the Guaranteed Period Amount as of the current date.

(3) We subtract (2) from the result in (1)(d). The result is the market value adjustment applicable to such Guarantee Period, which may be positive or negative.

The market value adjustment (positive or negative) resulting from a withdrawal of a portion of the amount in a Guarantee Period will be a percentage of the market value adjustment that would be applicable upon a withdrawal of all funds. This percentage is determined by (i) dividing the amount of the withdrawal by (ii) the Annuity Account Value prior to the withdrawal. See the Appendix I for an example.

The Guaranteed Rate for new Certificates of the same class is the rate we have in effect for this purpose even if contributions to that Guarantee Period would not be accepted at the time. This rate will not be less than 3%. If we do not have a Guaranteed Rate in effect for a Guarantee Period to which the "current Guaranteed Rate" in (1)(c) would apply, we will use the rate at the next closest Expiration Date. If we are no longer offering new Guarantee Periods, the "current Guaranteed Rate" will be determined in accordance with our procedures then in effect. For purposes of calculating the market value adjustment only, we reserve the right to add up to 0.25% to the current rate in (1)(c) above.

INVESTMENTS

Amounts allocated to Guarantee Periods will be held in a "nonunitized" separate account established by Equitable Life under the laws of New York. This separate account provides an additional measure of assurance that the full payment of amounts due under the Guarantee Periods will be made. Under the New York Insurance Law, the portions of the separate account's assets equal to the reserves and other contract liabilities relating to the Certificates are not chargeable with liabilities arising out of any other business we may conduct.

Investments purchased with amounts allocated to the Guaranteed Period Account are the property of Equitable Life. Any favorable investment performance on the assets held in the separate account accrues solely to Equitable Life's benefit. Certificate Owners do not participate in the performance of the assets held in this separate account. Equitable Life may, subject to applicable state law, transfer all assets allocated to the separate account to its general account. Regardless of whether assets supporting Guaranteed Period Accounts are held in a separate account or our general account, all benefits relating to the Annuity Account Value in the Guaranteed Period Account are guaranteed by Equitable Life.

Equitable Life has no specific formula for establishing the Guaranteed Rates for the Guarantee Periods. Equitable Life expects the rates to be influenced by, but not necessarily correspond to, among other things, the yields on the fixed income securities to be acquired with amounts that are allocated to the Guarantee Periods at the time that the Guaranteed Rates are established. Our current plans are to invest such amounts in fixed income obligations, including corporate bonds, mortgage backed and asset backed securities and government and agency issues having durations in the aggregate consistent with those of the Guarantee Periods.

Although the foregoing generally describes Equitable Life's plans for investing the assets supporting Equitable Life's obligations under the fixed portion of the Certificates, Equitable Life is not obligated to invest those assets according to any particular plan except as may be required by state insurance laws, nor will the Guaranteed Rates Equitable Life establishes be determined by the performance of the nonunitized separate account.

General Account

Our general account supports all of our policy and contract guarantees including those applicable to the Guaranteed Period Account, as well as our general obligations.

The general account is subject to regulation and supervision by the Insurance Department of the State of New York and to the insurance laws and regulations of all jurisdictions where we are authorized to do business. Because of applicable exemptions and exclusionary provisions, interests in the general account have not been registered under the Securities Act of 1933, as amended (1933 Act), nor is the general account an investment company under the Investment Company Act of 1940, as amended, (1940 Act). Accordingly, the general account is not subject to regulation under the 1933 Act or the 1940 Act. However, the market value adjustment interests under the Certificates are registered under the 1933 Act.

We have been advised that the staff of the SEC has not made a review of the disclosure that is included in this prospectus for your information that relates to the general account (other than market value adjustment interests). The disclosure, however, may be subject to certain generally applicable provisions of the Federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

       PART 3:  PROVISIONS OF THE CERTIFICATES AND SERVICES WE PROVIDE

The provisions of your Certificate may be restricted by applicable laws and regulations.

AVAILABILITY OF THE CERTIFICATES

The Certificates are available for Annuitant issue ages 20 to 80. The Certificates may not be available in all states. IRA Certificates are not available in Puerto Rico.

CONTRIBUTIONS UNDER THE CERTIFICATES

Your single contribution must be at least $5,000. Under IRA Certificates, we will accept only single contributions which are either rollover contributions under Section 402(c), 403(a)(4), 403(b)(8), or 408(d)(3) of the Code, or
direct custodian-to-custodian transfers from other individual retirement arrangements. See "Appendix II: IRS Tax Information."

You may not make subsequent contributions, but you may apply for more than one Certificate.

We may refuse to accept any contribution if the sum of all contributions received under Certificates with the same Annuitant would then total more than $1,500,000. We may also refuse to accept any contribution if the sum of all contributions under all Equitable annuity accumulation certificates/ contracts that you own would then total more than $2,500,000.

METHODS OF PAYMENT

Except as indicated below, all contributions must be made by check. All contributions made by check must be drawn on a bank or credit union in the U.S., in U.S. dollars and made payable to Equitable Life. All checks are accepted subject to collection. All contributions should be sent to Equitable Life at our Processing Office address designated for contributions.

Contributions are credited as of the Transaction Date.

Wire Transmittals

We will accept, by agreement with broker-dealers who use wire transmittals, transmittal of initial contributions by wire order from the broker-dealer to the Processing Office. Such transmittals must be accompanied by essential information we require to allocate the contribution.

Contributions accepted by wire order will receive the Guaranteed Rate(s) in effect for the applicable Guarantee Period(s) on the date contributions are received. Wire orders not accompanied by complete information may be retained for a period not exceeding five Business Days while an attempt is made to obtain the required information. If the required information cannot be obtained within those five Business Days, the Processing Office will inform the broker-dealer, on behalf of the applicant, of the reasons for the delay and return the contribution immediately to the applicant, unless the applicant specifically consents to our retaining the contribution until the required information is received by the Processing Office.

Notwithstanding the acceptance by us of the wire order and the essential information, however, a Certificate will not be issued until the receipt and acceptance of a properly completed application. During the time from receipt of the contribution until a signed application is received from the Certificate Owner, no other financial transactions may be requested.

If an application is not received within ten days of receipt of the contribution via wire order, or if an incomplete application is received and cannot be completed within ten days of receipt of the contribution, the amount of the contribution will be returned to the applicant with immediate notification to the broker-dealer.

ALLOCATION OF CONTRIBUTION

Your single contribution is allocated to the Guarantee Period you select. However, in no event may you select a Guarantee Period with a maturity beyond the earliest available Expiration Date immediately following the Annuity Commencement Date.

FREE LOOK PERIOD

You have the right to examine a Certificate for a period of 10 days after you receive it, and to return it to us for a refund. You cancel it by sending it to our Processing Office. The free look is extended if your state requires a refund period of longer than 10 days. This right applies only to the initial owner of a Certificate.

Your refund will equal the Annuity Account Value reflecting any positive or negative market value adjustment, through the date we receive your Certificate for cancellation at our Processing Office. Some states or Federal income tax regulations may require that we calculate the refund differently.

We follow these same procedures if you change your mind before you receive your Certificate, but after a contribution has been made. See "Part 4: Tax Aspects of the Certificates" for possible consequences of canceling your Certificate during the free look period.

If you cancel your Certificate during the free look period, we may require that you wait six months before you may apply for a Certificate with us again.

ANNUITY ACCOUNT VALUE

Your Annuity Account Value on any Business Day will be the present value of the Maturity Value, using the current Guaranteed Rate in effect for such Guarantee Period on such date. (This is equivalent to the Guaranteed Period Amount increased or decreased by the full market value adjustment.) The Annuity Account Value, therefore, may be higher or lower than the contribution (less withdrawals) accumulated at the Guaranteed Rate. At the Expiration Date the Annuity Account Value will equal the Maturity Value. See "Part 2: The Guaranteed Period Account."

OPTIONS AT EXPIRATION DATE OF A
GUARANTEE PERIOD

We will notify you on or before December 31st prior to the Expiration Date of your Guarantee Period. You may elect one of the following options to be effective at the Expiration Date, subject to the restrictions set forth under "Guarantee Periods and Expiration Dates" in Part 2:

  (a) to transfer the Maturity Value into any Guarantee Period we are then offering; or

  (b)    to withdraw the Maturity Value.

If we have not received your election as of the Expiration Date, the Maturity Value in the expired Guarantee Period will be transferred into the Guarantee Period with the same duration as the expired Guarantee Period.

WITHDRAWALS

The Certificates are annuity contracts, even though you may elect to receive your benefits in a non-annuity form. You may withdraw funds from your Certificate before the Annuity Commencement Date and while the Annuitant is alive. You may withdraw an amount equal to the 10% free corridor amount without incurring a withdrawal charge.

IRA Certificates are subject to the Code's minimum distribution requirements. Generally, distributions from these Certificates must commence by April 1 of the calendar year following the calendar year in which you attain age 70 1/2. Subsequent distributions must be made by December 31st of each calendar year. If you do not commence minimum distributions in the calendar year in which you attain age 70 1/2, and wait until the three month period (January 1 to April
1) in the next calendar year to commence minimum distributions, then you must take two required minimum distributions in that calendar year. If the required minimum distribution is not made, a penalty tax in an amount equal to 50% of the difference between the amount required to be withdrawn and the amount actually withdrawn may apply. See "Appendix II: IRS Tax Information" for a discussion of various special rules concerning the minimum distribution requirements.

The IRA Certificate offered under this prospectus may not be an appropriate vehicle for minimum distributions. Before purchasing a Certificate, you should consider your ability to meet minimum distribution requirements by taking minimum distributions from other IRA funds that you may have.

Amounts withdrawn from a Guarantee Period, other than at the Expiration Date, will result in a market value adjustment. See "Market Value Adjustment for Withdrawals or Surrender Prior to the Expiration Date" in Part 2.

Withdrawals may be taxable and subject to tax penalty (as a deterrent to early withdrawal, generally prior to age 59 1/2). We may also be required to withhold income taxes from the amount distributed. See "Part 4: Tax Aspects of the Certificates."

The methods for withdrawing funds under the Certificates are listed below.

o LUMP SUM WITHDRAWALS--After the first Contract Year, you may take one Lump Sum Withdrawal per Contract Year at any time during such Contract Year in an amount of at least $1,000.

  A request to withdraw more than 90% of the Cash Value as of the Transaction Date will result in the termination of the Certificate and will be treated as a surrender of the Certificate for its Cash Value. See "Surrendering the Certificates to Receive the Cash Value" below.

  To make a Lump Sum Withdrawal, you must submit a request in a form satisfactory to us. If we have received the information we require, the requested withdrawal will become effective on the Transaction Date and proceeds will usually be mailed within seven calendar days thereafter, but we may delay payment as described below in "When Payments Are Made." If we receive only partially completed information, our Processing Office will contact you for specific instructions before your request can be processed.

o SYSTEMATIC WITHDRAWALS--Systematic Withdrawals provide level percentage or level amount payouts. You may choose to receive Systematic Withdrawals on a monthly, quarterly or annual frequency. You select a dollar amount or percentage of the Annuity Account Value to be withdrawn, subject to a maximum of 0.8% monthly, 2.5% quarterly and 10.0% annually, but in no event may any payment be less than $250. If at the time a Systematic Withdrawal is to be made, the withdrawal amount would be less than $250, no payment will be made and your Systematic Withdrawal election will terminate.

      You select the date of the month when the withdrawals will be made, but you may not choose a date later than the 28th day of the month. If no date is selected, withdrawals will be made on the same calendar day of the month as the Contract Date. The commencement of payments under the Systematic Withdrawal option may not be elected to start sooner than 28 days after issue of the Certificate.

      You may elect Systematic Withdrawals at any time by completing the proper form and sending it to our Processing Office. You may change the payment frequency of your Systematic Withdrawals once each Contract Year or cancel this withdrawal option at any time by sending notice in a form satisfactory to us. The notice must be received at our Processing Office at least seven calendar days prior to the next scheduled withdrawal date. You may also change the amount or percentage of your Systematic Withdrawals once in each Contract Year. However, you may not change the amount or percentage in any Contract Year where you have previously taken another withdrawal under the Lump Sum Withdrawals option described above.

DEATH BENEFIT

When the Annuitant Dies

Generally, upon receipt of proof satisfactory to us of the Annuitant's death before the Annuity Commencement Date, we will pay the death benefit to the beneficiary named in your Certificate. You designate the beneficiary at the time you apply for the Certificate. While the Certificate is in effect, you may change your beneficiary by writing to our Processing Office. The change will be effective on the date the written submission was signed. The death benefit payable will be determined as of the date we receive such proof of death and any required instructions as to the method of payment. See "How Payment is Made" below.

The death benefit is equal to the Annuity Account Value, or if greater, your contribution minus any withdrawals and withdrawal charges.

How Payment is Made

We will pay the death benefit to the beneficiary in the form of the income annuity option you have chosen under your Certificate. If no income annuity option has been chosen at the time of the Annuitant's death, the beneficiary will receive the death benefit in a lump sum. However, subject to certain exceptions in the Certificate, Equitable Life's rules then in effect and any other applicable requirements under the Code, the beneficiary may elect to apply the death benefit to one of our Assured Payment Plans or to one or more income annuity options offered by Equitable Life. See "Income Annuity Options" below. Such an election when made on a timely basis, can defer otherwise taxable income. See "Death Benefits" in Part 4. Note that if you are both the Certificate Owner and the Annuitant, only a life annuity or an annuity that does not extend beyond the life expectancy of the beneficiary may be elected.

Successor Annuitant

If you are both the Certificate Owner and the Annuitant and you elect your spouse to be the sole primary beneficiary and to be the successor
Annuitant/Certificate Owner, then no death benefit is payable until your surviving spouse's death.

WHEN THE NQ CERTIFICATE OWNER DIES
BEFORE THE ANNUITANT

If you are the Certificate Owner under an NQ Certificate but not the Annuitant and you die before the Annuity Commencement Date, the beneficiary named to receive the death benefit upon the Annuitant's death will automatically succeed as Certificate Owner (unless you name a different person as successor Owner in a written form acceptable to us and send it to our Processing Office). The NQ Certificate provides that the original Certificate Owner's entire interest in the Certificate be completely distributed to the named beneficiary by the fifth anniversary of such Owner's death (unless an income annuity option is elected and payments begin within one year after the Certificate Owner's death and are made over the beneficiary's life or over a period not to exceed the beneficiary's life expectancy). If an income annuity option has not been elected, as described above, on the fifth anniversary of your death we will pay any Annuity Account Value remaining on such date, less any applicable withdrawal charge. If the successor Certificate Owner is your surviving spouse, no distributions are required as long as both the surviving spouse and the Annuitant are living.

CASH VALUE

The Cash Value under the Certificate reflects any upward or downward market value adjustment. See "Part 2: The Guaranteed Period Account." On any date while the Certificate is in effect, the Cash Value is equal to the Annuity Account Value less any withdrawal charge. The free corridor amount will not apply when calculating the withdrawal charge applicable upon a surrender. See "Surrendering the Certificates to Receive the Cash Value," and "Withdrawal Charge" below.

SURRENDERING THE CERTIFICATES TO
RECEIVE THE CASH VALUE

You may surrender a Certificate to receive the Cash Value at any time while the Annuitant is living and before the Annuity Commencement Date.

For a surrender to be effective, we must receive your written request and the Certificate at our Processing Office. The Cash Value will be determined on the Transaction Date. All benefits under the Certificate will be terminated as of that date. You may receive the Cash Value in a single sum payment or apply it under one or more income annuity options. See "Income Annuity Options" below. We will usually pay the Cash Value within seven calendar days, but we may delay payment as described in "When Payments are Made" below.

For the tax consequences of surrenders, see "Part 4: Tax Aspects of the Certificates." The 10% free corridor amount is not applicable to a surrender.

INCOME ANNUITY OPTIONS

Income annuity options provide periodic payments over a specified period of time which may be fixed or may be based on the Annuitant's life. Annuitization payments are calculated as of the Annuity Commencement Date, which is on file with our Processing Office. You can change the Annuity Commencement Date by writing to our Processing Office any time before the Annuity Commencement Date. However, you may not choose a date later than the 28th day of any month. Also, no Annuity Commencement Date will be later than the earliest available Expiration Date which follows the Contract Date anniversary following the Annuitant's 90th birthday.

Before the Annuity Commencement Date, we will send a letter advising that annuity benefits may be elected. Unless you otherwise elect, we will pay fixed annuity benefits on the "normal form" indicated for your Certificate as of the Annuity Commencement Date. The amount applied to provide the annuity benefit will be (1) the Annuity Account Value for any life annuity form or (2) the Cash Value for any period certain only annuity form except that if the period certain is more than five years, the amount applied will be no less than 95% of the Annuity Account Value.

Amounts in the Guarantee Periods that are applied to an income annuity option prior to an Expiration Date will result in a market value adjustment. See "Market Value Adjustment for Transfers, Withdrawals or Surrender Prior to the Expiration Date" in Part 2.

Annuity Forms

o Life Annuity: An annuity which guarantees payments for the rest of the Annuitant's life. Payments end with the last monthly payment before the Annuitant's death. Because there is no death benefit associated with this annuity form, it provides the highest monthly payment of any of the life income annuity options, so long as the Annuitant is living.

o Life Annuity-Period Certain: This annuity form also guarantees payments for the rest of the Annuitant's life. In addition, if the Annuitant dies before a specified period of time (the "certain period") has ended, payments will continue to the beneficiary for the balance of the certain period. Certain periods may be 5, 10, 15 or 20 years. A life annuity with a certain period of 10 years is the normal form of annuity under the Certificates.

o Life Annuity-Refund Certain: This annuity form guarantees payments to you for the rest of your life. In addition, if you die before the amount applied to purchase this annuity option has been recovered, payments will continue to your beneficiary until that amount has been recovered.

o Period Certain Annuity: This annuity form guarantees payments for a specific period of time, usually 5, 10, 15 or 20 years, and does not involve life contingencies.

o Joint and Survivor Life Annuity: This annuity form guarantees life income to you and, after your death, continuation of income to the survivor.

The life annuity-period certain and the life annuity-refund certain are available on either a single life or joint and survivor life basis.

The Certificates offer the income annuity options outlined above in fixed form. Fixed annuity payments are guaranteed by us and will be based on the tables of guaranteed annuity payments in your Certificate or on our then current annuity rates, whichever is more favorable for the Annuitant.

For all Annuitants, the normal form of annuity provides for fixed payments. We may offer other forms not outlined here.

For each income annuity option, we will issue a separate written agreement putting the option into effect. Before we pay any annuity benefit, we require the return of the Certificate.

The amount of the annuity payments will depend on the amount applied to purchase the annuity, the type of annuity chosen and, in the case of a life income annuity option, the Annuitant's age (or the Annuitant's and joint Annuitant's ages) and in certain instances, the sex of the Annuitant(s). Once an income annuity option is chosen and payments have commenced, no change can be made.

If, at the time you elect an income annuity option, the amount to be applied is less than $2,000 or the initial payment under the option elected is less than $20 monthly, we reserve the right to pay the Annuity Account Value in a single sum rather than as payments under the annuity form chosen.

ASSURED PAYMENT PLAN

The Assured Payment Plan is one of the series of INCOME MANAGER annuities which offers both income and access to a Cash Value. You may at any time apply your Annuity Account Value to purchase the Assured Payment Plan (Life Annuity with a Period Certain), provided the Annuitant meets the issue age and payment restrictions for an Assured Payment Plan. If the Annuity Account Value is applied from a Certificate to purchase the Assured Payment Plan at a time when the dollar amount of the withdrawal charge is greater than 2% of remaining contributions (after withdrawals), such withdrawal charge will not be deducted. However, a new withdrawal charge schedule will apply under the Assured Payment Plan. If the Annuity Account Value is applied from your Certificate when the dollar amount of the withdrawal charge is 2% or less, there will be no withdrawal charge schedule under the Assured Payment Plan. You should consider the timing of your purchase as it relates to the potential for withdrawal charges under the Assured Payment Plan. No subsequent contributions will be permitted under the Assured Payment Plan Certificate.

You may also apply your Annuity Account Value to purchase the Assured Payment Plan (Period Certain) once withdrawal charges under your Certificate are no longer in effect. This version of the Assured Payment Plan provides for annual payments for a specified period. No withdrawal charges will apply under the Assured Payment Plan Certificate.

The Assured Payment Plan (Life Annuity with a Period Certain) and Assured Payment Plan (Period Certain) are described in our Prospectus for the Assured Payment Plan, dated May 1, 1997. Copies are available from your registered representative.

To purchase an Assured Payment Plan we require the return of your Certificate. An Assured Payment Plan Certificate will be issued putting the Assured Payment Plan into effect.

Depending upon your circumstances, this may be accomplished on a tax-free basis. Consult your tax adviser.

WHEN PAYMENTS ARE MADE

We can defer payment of any portion of the Annuity Account Value (other than for death benefits) for up to six months while you are living. We may also defer payments for any amount attributable to a contribution made in the form of a check for a reasonable amount of time (not to exceed 15 days) to permit the check to clear.

ASSIGNMENT

IRA Certificates are not assignable or transferable except through surrender to us. They may not be borrowed against or used as collateral for a loan or other obligation.

NQ Certificates may be assigned at any time before the Annuity Commencement Date and for any purpose other than as collateral or security for a loan. Equitable Life will not be bound by an assignment unless it is in writing and we have received it at our Processing Office. In some cases, an assignment may have adverse tax consequences. See "Part 4: Tax Aspects of the Certificates."

DISTRIBUTION OF THE CERTIFICATES

Equitable Distributors, Inc. (EDI), an indirect wholly owned subsidiary of Equitable Life, has responsibility for sales and marketing functions and may be deemed to be the distributor of the Certificates. EDI is registered with the SEC as a broker-dealer under the Exchange Act and is a member of the National Association of Securities Dealers, Inc. EDI's principal business address is 1290 Avenue of the Americas, New York, New York 10104. EDI was paid
a fee of $126,914 for 1995 and $     for 1996, for its services under its
"Distribution Agreement" with Equitable Life.

The Certificates will be sold by registered representatives of EDI and its affiliates, who are also our licensed insurance agents, as well as by unaffiliated broker-dealers with which EDI has entered into selling agreements. Broker-dealer sales compensation (including for EDI and its affiliates) will not exceed five percent of total contributions made under a Certificate. EDI may also receive compensation and reimbursement for its marketing services under the terms of its distribution agreement with Equitable Life. Broker-dealers receiving sales compensation will generally pay a portion thereof to their registered representatives as commission related to sales of the Certificates. The offering of the Certificates is intended to be continuous.

WITHDRAWAL CHARGE

A withdrawal charge will be imposed as a percentage of your contribution to the extent that a withdrawal exceeds the free corridor amount, or if the Certificate is surrendered to receive its Cash Value.

The withdrawal charge percentage initially equals the number of years to maturity of the Guarantee Period you select. A partial year will be considered a full year for this purpose, however, in no event will a withdrawal charge percentage exceed 7% nor will the withdrawal charge period exceed 7 years. The percentage is subsequently reduced by 1% on each Contract Date anniversary.

  Free Corridor Amount
  The free corridor amount is 10% of the Annuity Account Value at the beginning of the Contract Year.

The 10% free corridor amount is not applicable to a surrender.

For purposes of calculating the withdrawal charge, amounts withdrawn up to the free corridor amount are not considered a withdrawal of any contributions. Although we treat contributions as withdrawn before earnings for purposes of calculating the withdrawal charge, for purposes of calculating taxable income the Federal income tax law treats earnings as withdrawn first. See "Part 4: Tax Aspects of the Certificates."

The withdrawal charge is to help cover sales expenses. This charge will not be increased for the life of the Certificates. We may reduce this charge under group or sponsored arrangements. See "Group or Sponsored Arrangements" below.

CHARGES FOR STATE PREMIUM AND OTHER
APPLICABLE TAXES

We deduct a charge for applicable taxes, such as state or local premium taxes, that might be imposed in your state. Generally we deduct this charge from the amount applied to provide an income annuity option. In certain states, however, we may deduct the charge for taxes from contributions. The current tax charge that might be imposed varies by state and ranges from 0% to 2.25% for IRA Certificates and from 0% to 3.5% (the rate is 1% in Puerto Rico and 5% in the Virgin Islands) for NQ Certificates.

GROUP OR SPONSORED ARRANGEMENTS

For certain group or sponsored arrangements, we may reduce the withdrawal charge or change the minimum single contribution requirements. Group arrangements include those in which a trustee or an employer, for example, purchases contracts covering a group of individuals on a group basis. Sponsored arrangements include those in which an employer allows us to sell Certificates to its employees or retirees on an individual basis. IRA Certificates are only available for sponsored arrangements.

Our costs for sales, administration, and mortality generally vary with the size and stability of the group among other factors. We take all these factors into account when reducing charges. To qualify for reduced charges, a group or sponsored arrangement must meet certain requirements, including our requirements for size and number of years in existence. Group or sponsored arrangements that have been set up solely to buy Certificates or that have been in existence less than six months will not qualify for reduced charges.

We will make these and any similar reductions according to our rules in effect when a Certificate is approved for issue. We may change these rules from time to time. Any variation in the withdrawal charge will reflect differences in costs or services and will not be unfairly discriminatory.

Group and sponsored arrangements may be governed by the Code, the Employee Retirement Income Security Act of 1974 (ERISA), or both. We make no representations as to the impact of those and other applicable laws on such programs. WE RECOMMEND THAT EMPLOYERS, TRUSTEES, AND OTHERS PURCHASING OR MAKING CERTIFICATES AVAILABLE FOR PURCHASE UNDER SUCH PROGRAMS SEEK THE ADVICE OF THEIR OWN LEGAL AND BENEFITS ADVISERS.

OTHER DISTRIBUTION ARRANGEMENTS

The withdrawal charge may be reduced or eliminated when sales are made in a manner that results in savings of sales and administrative expenses, such as sales through persons who are compensated by clients for recommending investments and receive no commission or reduced commissions in connection with the sale of the Certificates. In no event will a reduction or elimination of the withdrawal charge be permitted where it would be unfairly discriminatory.

                   PART 4: TAX ASPECTS OF THE CERTIFICATES

This Part of the prospectus generally covers our understanding of the current Federal income tax rules that apply to an annuity purchased with after-tax dollars (NQ Certificates). The tax information regarding the IRA Certificates is discussed in "Appendix II: IRA Tax Information." However, the information in this Part other than that set forth under "Taxation of Non-Qualified Annuities" and "Special Rules for NQ Certificates issued in Puerto Rico," is relevant to both IRA and NQ Certificates.

This prospectus does not provide detailed tax information and does not address issues such as state income and other taxes or Federal gift and estate taxes. Please consult a tax adviser when considering the tax aspects of the Certificates.

TAX CHANGES

The United States Congress has in the past considered and may in the future consider proposals for legislation that, if enacted, could change the tax treatment of annuities. In addition, the Treasury Department may amend existing regulations, issue new regulations, or adopt new interpretations of existing laws. State tax laws or, if you are not a United States resident, foreign tax laws, may affect the tax consequences to you or the beneficiary. These laws may change from time to time without notice and, as a result, the tax consequences may be altered. There is no way of predicting whether, when or in what form any such change would be adopted.

Any such change could have retroactive effects regardless of the date of enactment. We suggest you consult your legal or tax adviser.

TAXATION OF NON-QUALIFIED ANNUITIES

Equitable Life has designed the NQ Certificates to qualify as an "annuity" for purposes of Federal income tax law. Annuity contract payments are taxable as ordinary income and are subject to income tax withholding. See "Federal and State Income Tax Withholding" below. Gains in the Annuity Account Value of the Certificate generally will not be taxable to an individual until a distribution occurs, either by a withdrawal of part or all of its value or as a series of periodic payments. However, there are some exceptions to this rule: (1) if an individual transfers a Certificate as a gift to someone other than a spouse (or divorced spouse), any gain in its Annuity Account Value will be taxed at the time of transfer; (2) the assignment or pledge of any portion of the value of a Certificate will be treated as a distribution of that portion of the Certificate; and (3) when an insurance company (or its affiliate) issues more than one non-qualified deferred annuity certificate or contract during any calendar year to the same taxpayer, the certificates or contracts are required to be aggregated in computing the taxable amount of any distribution.

Corporations, partnerships, trusts and other non-natural persons generally cannot defer the taxation of current income credited to the Certificate unless an exception under the Code applies.

Withdrawals

Prior to the Annuity Commencement Date, any withdrawals (withdrawals which do not terminate your total interest in the Certificate) are taxable to you as ordinary income to the extent there has been a gain in the Annuity Account Value. The balance of the distribution is treated as a return of the "investment" or "basis" in the Certificate and is not taxable. Generally, the investment or basis in the Certificate equals the contributions made, less any amounts previously withdrawn which were not taxable. Special rules may apply if contributions made to another annuity certificate or contract prior to August 14, 1982 are transferred to a Certificate in a tax-free exchange. To take advantage of these rules, you should notify us prior to such an exchange.

If you surrender or cancel the Certificate, the distribution is taxable to the extent it exceeds the investment in the Certificate.

Annuity Payments

Once annuity payments begin, a portion of each payment is considered to be a tax-free recovery of investment based on the ratio of the investment to the expected return under the Certificate. The remainder of each payment will be taxable. In the case of a life annuity, after the total investment in the contract has been recovered, future payments are fully taxable. If payments cease as a result of death, a deduction for any unrecovered investment will be allowed.

Penalty Tax

In addition to income tax, a penalty tax of 10% applies to the taxable portion of a distribution unless the distribution is (1) made on or after the date you attain age 59 1/2, (2) made on or after your death, (3) attributable to your disability, (4) is part of a series of substantially equal installments as an annuity for your life (or life expectancy) or the joint lives (or joint life expectancies) of you and a beneficiary, (5) with respect to income allocable to amounts contributed to an annuity certificate or contract prior to August 14, 1982 which are transferred to the Certificate in a tax-free exchange, or (6) payments under an immediate annuity. An immediate annuity is generally an annuity which commences payments within one year from purchase and provides for a series of substantially equal periodic payments made at least annually.

Death Benefits

If, as a result of the Annuitant's death, the beneficiary is entitled to receive the death benefit described in Part 3, the beneficiary is generally subject to the same tax treatment as would apply to you. If the beneficiary takes the death benefit in a single sum, the beneficiary is treated as if the Certificate had been surrendered. The tax computation will reflect your investment in the Certificate.

If the beneficiary elects to take the death benefit in the form of a life income or installment option, the election should be made within 60 days after the day on which a single sum death benefit first becomes payable and before any benefit is actually paid. The taxable income that would otherwise occur on a deemed surrender of the Certificate, will be deferred, and payments will be taxed as described above under "Annuity Payments."

FEDERAL AND STATE INCOME TAX
WITHHOLDING

Equitable Life is required to withhold Federal income tax on the taxable portion of annuity payments, unless the recipient elects not to be subject to income tax withholding. The rate of withholding will depend on the type of distribution and, in certain cases, the amount of the distribution. Special withholding rules apply to foreign recipients and United States citizens residing outside the United States. If a recipient does not have sufficient income tax withheld or does not make sufficient estimated income tax payments, however, the recipient may incur penalties under the estimated income tax rules. Recipients should consult their tax advisers to determine whether they should elect out of withholding. Requests not to withhold Federal income tax must be made in writing prior to receiving benefits under the Certificate. Our Processing Office will provide forms for this purpose. No election out of withholding is valid unless the recipient provides us with the correct taxpayer identification number and a United States residence address.

Certain states have indicated that annuity income tax withholding will apply to payments from the Certificates made to residents. In some states, a recipient may elect out of state withholding. Generally, an election out of Federal withholding will also be considered an election out of state withholding. If you need more information concerning a particular state or any required forms, call our Processing Office at the toll-free number and consult your tax adviser.

Periodic payments are generally subject to wage-bracket type withholding (as if such payments were payments of wages by an employer to an employee) unless the recipient elects no withholding. If a recipient does not elect out of withholding or does not specify the number of withholding exemptions, withholding will generally be made as if the recipient is married and claiming three withholding exemptions. There is an annual threshold of taxable income from periodic annuity payments which is exempt from withholding based on this assumption. For 1996, a recipient of periodic payments (e.g., monthly or annual payments) which total less than a $14,075 taxable amount will generally be exempt from Federal income tax withholding, unless the recipient specifies a different choice of withholding exemption. A withholding election may be revoked at any time and remains effective until revoked. If a recipient fails to provide a correct taxpayer identification number, withholding is made as if the recipient is single with no exemptions.

A recipient of a non-periodic distribution (total or partial) will generally be subject to withholding at a flat 10% rate. A recipient who provides a United States residence address and a correct taxpayer identification number will generally be permitted to elect not to have tax withheld.

All recipients receiving periodic and non-periodic payments will be further notified of the withholding requirements and of their right to make withholding elections.

OTHER WITHHOLDING

As a general rule, if death benefits are payable to a person two or more generations younger than you, a Federal generation skipping tax may be payable with respect to the benefit at rates similar to the maximum estate tax rate in effect at the time. The generation skipping tax provisions generally apply to transfers which would also be subject to the gift and estate tax rules. Individuals are generally allowed an aggregate generation skipping tax exemption of $1 million. Because these rules are complex, you should consult with your tax adviser for specific information, especially where benefits are passing to younger generations, as opposed to a spouse or child.

If we believe a benefit may be subject to generation skipping tax we may be required to withhold for such tax unless we receive acceptable written confirmation that no such tax is payable.

SPECIAL RULES FOR NQ CERTIFICATES ISSUED IN PUERTO RICO

Under current law Equitable Life treats income from NQ Certificates as U.S.-source. A Puerto Rico resident is subject to U.S. taxation on such U.S.-source income. Only Puerto Rico-source income of Puerto Rico residents is excludable from U.S. taxation. Income from NQ Certificates is also subject to Puerto Rico tax. The computation of the taxable portion of amounts distributed from a Certificate may differ in the two jurisdictions. Therefore, an individual might have to file both U.S. and Puerto Rico tax returns, showing different amounts of income for each. Puerto Rico generally provides a credit against Puerto Rico tax for U.S. tax paid. Depending on an individual's personal situation and the timing of the different tax liabilities, an individual may not be able to take full advantage of this credit.

Please consult your tax adviser to determine the applicability of these rules to your own tax situation.

TRANSFERS TO A GUARANTEE PERIOD

A Transfer to a new Guarantee Period is not taxable.

                       PART 5: INDEPENDENT ACCOUNTANTS

The consolidated financial statements and consolidated financial statement schedules of Equitable Life at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in Equitable Life's Annual Report on Form 10-K, incorporated by reference in the prospectus, have been examined by Price Waterhouse LLP, independent accountants, whose reports thereon are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedules have been incorporated herein by reference in reliance upon the reports of Price Waterhouse LLP given upon their authority as experts in accounting and auditing.

                 APPENDIX I: MARKET VALUE ADJUSTMENT EXAMPLE

The example below shows how the market value adjustment would be determined and how it would be applied to a withdrawal, assuming that $100,000 were allocated on February 15, 1998 to a Guarantee Period with an Expiration Date of February 15, 2007 at a Guaranteed Rate of 7.00% resulting in a Maturity Value at the Expiration Date of $183,846, and further assuming that a withdrawal of $50,000 were made on February 15, 2002.

                                                     ASSUMED
                                                GUARANTEED RATE ON
                                                FEBRUARY 15, 2002
                                             ----------------------
                                                5.00%       9.00%
                                             ----------  ----------
As of February 15, 2002 (Before Withdrawal)
-------------------------------------------
(1) Present Value of Maturity Value, also
    Annuity Account Value ..................   $144,048    $119,487
(2) Guaranteed Period Amount................    131,080     131,080
(3) Market Value Adjustment: (1)-(2) .......     12,968     (11,593)

February 15, 2002 (After Withdrawal)
-------------------------------------------
(4) Portion of (3) Associated
    with Withdrawal: (3) x [$50,000 / (1)] .   $  4,501    $ (4,851)
(5) Reduction in Guaranteed
    Period Amount: [$50,000-(4)] ...........     45,499      54,851
(6) Guaranteed Period Amount: (2)-(5) ......     85,581      76,229
(7) Maturity Value..........................    120,032     106,915
(8) Present Value of (7), also
    Annuity Account Value ..................     94,048      69,487

You should note that under this example if a withdrawal is made when rates have increased (from 7.00% to 9.00% in the example), a portion of a negative market value adjustment is realized. On the other hand, if a withdrawal is made when rates have decreased (from 7.00% to 5.00% in the example), a portion of a positive market value adjustment is realized.

                       APPENDIX II: IRS TAX INFORMATION

TAX-QUALIFIED INDIVIDUAL RETIREMENT ANNUITIES (IRAS)

Introduction

The IRA Certificate is designed to qualify as an IRA under Section 408(b) of the Code. Your rights under the IRA cannot be forfeited.

This Part contains the information which the Internal Revenue Service (IRS) requires to be disclosed to an individual before he or she purchases an IRA.

This Part covers some of the special tax rules that apply to individual retirement arrangements. You should be aware that an IRA is subject to certain restrictions in order to qualify for its special treatment under the Federal tax law.

This Part provides our general understanding of applicable Federal income tax rules, but does not provide detailed tax information and does not address issues such as state income and other taxes or Federal gift and estate taxes. Please consult a tax adviser when considering the tax aspects of the IRA Certificates.

Further information on IRA tax matters can be obtained from any IRS district office. Additional information regarding IRAs, including a discussion of required distributions, can be found in IRS Publication 590, entitled "Individual Retirement Arrangements (IRAs)," which is generally updated annually.

The IRA Certificate has been approved by the IRS as to form for use as an IRA. This IRS approval is a determination only as to the form of the annuity and does not represent a determination of the merits of the annuity as an investment and may not address certain features under IRA Certificates.

Cancellation

You can cancel a Certificate issued as an IRA by following the directions in
Part 3 under "Free Look Period." Since there may be adverse tax consequences if a Certificate is cancelled (and because we are required to report to the IRS certain distributions from cancelled IRAs), you should consult with a tax adviser before making any such decision. If you cancel this Certificate, you may establish a new individual retirement arrangement if at the time you meet the requirements for establishing an individual retirement arrangement.

Contributions to IRAs

Individuals may make three different types of contributions to purchase an IRA, or as later additions to an existing IRA: "regular" contributions out of earnings, tax-free "rollover" contributions from tax-qualified plans, or direct custodian-to-custodian transfers from other individual retirement arrangements ("direct transfers").

The contribution to the Certificate must be either a rollover or a direct custodian-to-custodian transfer. See "Tax-Free Transfers and Rollovers," discussed below. You may not make subsequent contributions under these IRA Certificates. Therefore, the discussion below pertains only to rollover or direct custodian-to-custodian transfers and not "regular" IRA contributions which have different limits and restrictions.

Excess Contributions

Excess contributions to an IRA are subject to a 6% excise tax for the year in which made and for each year thereafter until withdrawn. In the case of rollover IRA contributions, excess contributions are amounts which are not eligible to be rolled over (for example, after tax contributions to a qualified plan or minimum distributions required to be made after age 70 1/2). An excess contribution which is withdrawn, however, before the time for filing the individual's Federal income tax return for the tax year (including extensions) is not includable in income and therefore is not subject to the 10% penalty tax on early distributions (discussed below under "Penalty Tax on Early Distributions"), provided any earnings attributable to the excess contribution are also withdrawn and no tax deduction is taken for the excess contribution. The withdrawn earnings on the excess contribution, however, would be includable in the individual's gross income and would be subject to the 10% penalty tax.

If excess rollover contributions are not withdrawn before the time for filing the individual's Federal tax return for the year (including extensions) and the excess contribution occurred as a result of incorrect information provided by the plan, any such excess amount can be withdrawn if no tax deduction was taken for the excess contribution. As above, excess rollover contributions withdrawn under those circumstances would not be includable in gross income and would not be subject to the 10% penalty tax.

Tax-Free Transfers and Rollovers

Rollover contributions may be made to an IRA from these sources: (i) qualified plans, (ii) TSAs (including 403(b)(7) custodial accounts) and (iii) other individual retirement arrangements.

The rollover amount must be transferred to the Certificate either as a direct rollover of an "eligible rollover distribution" (described below) or as a rollover by the individual plan participant or owner of the individual retirement arrangement. In the latter cases, the rollover must be made within 60 days of the date the proceeds from another individual retirement arrangement or an eligible rollover distribution from a qualified plan or TSA were received. Generally the taxable portion of any distribution from a qualified plan or TSA is an eligible rollover distribution and may be rolled over tax-free to an IRA unless the distribution is (i) a required minimum distribution under Section 401(a)(9) of the Code; or
(ii) one of a series of substantially equal periodic payments made (not less frequently than annually) (a) for the life (or life expectancy) of the plan participant or the joint lives (or joint life expectancies) of the plan participant and his or her designated beneficiary, or (b) for a specified period of ten years or more.

Under some circumstances, amounts from a Certificate may be rolled over on a tax-free basis to a qualified plan. To get this "conduit" IRA treatment, the source of funds used to establish the IRA must be a rollover contribution from the qualified plan and the entire amount received from the IRA (including any earnings on the rollover contribution) must be rolled over into another qualified plan within 60 days of the date received. Similar rules apply in the case of a TSA. If you make a contribution to the Certificate which is from an eligible rollover distribution and you commingle such contribution with other contributions, you may not be able to roll over these eligible rollover distribution contributions and earnings to another qualified plan (or TSA, as the case may be) at a future date, unless the Code permits.

Under the conditions and limitations of the Code, an individual may elect for each IRA to make a tax-free rollover once every 12-month period among individual retirement arrangements (including rollovers from retirement bonds purchased before 1983). Custodian-to-custodian transfers are not rollovers and can be made more frequently than once a year.

The same tax-free treatment applies to amounts withdrawn from the Certificate and rolled over into other individual retirement arrangements unless the distribution was received under an inherited IRA. Tax-free rollovers are also available to the surviving spouse beneficiary of a deceased individual, or a spousal alternate payee of a qualified domestic relations order applicable to a qualified plan. In some cases, IRAs can be transferred on a tax-free basis between spouses or former spouses incidental to a judicial decree of divorce or separation.

Distributions from IRA Certificates

Income or gains on contributions under IRAs are not subject to Federal income tax until benefits are distributed to the individual. Distributions include withdrawals from your Certificate, surrender of your Certificate and annuity payments from your Certificate. Death benefits are also distributions. Except as discussed below, the amount of any distribution from an IRA is fully includable as ordinary income by the individual in gross income.

If the individual makes non-deductible IRA contributions, those contributions are recovered tax-free when distributions are received. The individual must keep records of all nondeductible contributions. At the end of each tax year in which the individual has received a distribution, the individual determines a ratio of the total nondeductible IRA contributions (less any amounts previously withdrawn tax-free) to the total account balances of all IRAs held by the individual at the end of the tax year (including rollover IRAs) plus all IRA distributions made during such tax year. The resulting ratio is then multiplied by all distributions from the IRA during that tax year to determine the nontaxable portion of each distribution.

In addition, a distribution (other than a required minimum distribution received after age 70 1/2) is not taxable if (1) the amount received is a return of excess contributions which are withdrawn, as described under "Excess Contributions" above, (2) the entire amount received is rolled over to another individual retirement arrangement (see "Tax-Free Transfers and Rollovers" above) or (3) in certain limited circumstances, where the IRA acts as a "conduit," the entire amount is paid into a qualified plan or TSA that permits rollover contributions.

Distributions from an IRA are not entitled to the special favorable five-year averaging method (or, in certain cases, favorable ten-year averaging and long-term capital gain treatment) available in certain cases to distributions from qualified plans.

Required Minimum Distributions

The IRA Certificate offered under this prospectus may not be an appropriate vehicle for minimum distributions. Before purchasing an IRA Certificate, you should consider your ability to take minimum distributions from other IRA funds that you may have.

The minimum distribution rules require IRA owners to start taking annual distributions from their retirement plans by age 70 1/2. The distribution requirements are designed to provide for distribution of the owner's interest in the IRA over the owner's life expectancy. Whether the correct amount has been distributed is calculated on a year by year basis; there are no provisions in the Code to allow amounts taken in excess of the required amount to be carried over or carried back and credited to other years.

Generally, an individual must take the first required minimum distribution with respect to the calendar year in which the individual turns age 70 1/2. The individual has the choice to take the first required minimum distribution during the calendar year he or she turns age 70 1/2, or to delay taking it until the three month (January 1-April 1) period in the next calendar year. (Distributions must commence no later than the "Required Beginning Date," which is the April 1st of the calendar year following the calendar year in which the individual turns age 70 1/2.) If the individual chooses to delay taking the first annual minimum distribution, then the individual will have to take two minimum distributions in that year--the delayed one for the first year and the one actually for that year. Once minimum distributions begin, they must be made at some time every year.

There are two approaches to taking minimum distributions--"account based" or "annuity based"--and there are a number of distribution options in both of these categories. These choices are intended to give individuals a great deal of flexibility to provide for themselves and their families.

An account based minimum distribution approach may be a lump sum payment, or periodic withdrawals made over a period which does not extend beyond the individual's life expectancy or the joint life expectancies of the individual and a designated beneficiary. An annuity based approach involves application of the Annuity Account Value to an annuity for the life of the individual or the joint lives of the individual and a designated beneficiary, or for a period certain not extending beyond applicable life expectancies.

You should discuss with your tax adviser which minimum distribution options are best for your own personal situation. Individuals who are participants in more than one tax-favored retirement plan may be able to choose different distribution options for each plan.

Your required minimum distribution for any taxable year is calculated by taking into account the required minimum distribution from each of your individual retirement arrangements. The IRS, however, does not require that you make the required distribution from each individual retirement arrangement that you maintain. As long as the total amount distributed annually satisfies your overall minimum distribution requirement, you may choose to take your annual required distribution from any one or more individual retirement arrangements that you maintain.

An individual may recompute his or her minimum distribution amount each year based on the individual's current life expectancy as well as that of the spouse. No recomputation is permitted, however, for a beneficiary other than a spouse. If there is an insufficient distribution in any year, a 50% tax may be imposed on the amount by which the minimum required to be distributed exceeds the amount actually distributed. The penalty tax may be waived by the Secretary of the Treasury in certain limited circumstances. Failure to have distributions made as the Code and Treasury regulations require may result in disqualification of your IRA. See "Tax Penalty for Insufficient Distributions" below.

Except as described in the next sentence, if the individual dies after distribution in the form of an annuity has begun, or after the Required Beginning Date, payment of the remaining interest must be made at least as rapidly as under the method used prior to the individual's death. (The IRS has indicated that an exception to the rule that payment of the remaining interest must be made at least as rapidly as under the method used prior to the individual's death applies if the beneficiary of the IRA is the surviving spouse. In some circumstances, the surviving spouse may elect to "make the IRA his or her own" and halt distributions until he or she reaches age 70 1/2).

If an individual dies before the Required Beginning Date and before distributions in the form of an annuity begin, distributions of the individual's entire interest under the Certificate must be completed within five years after death, unless payments to a designated beneficiary begin within one year of the individual's death and are made over the beneficiary's life or over a period certain which does not extend beyond the beneficiary's life expectancy.

If the surviving spouse is the designated beneficiary, the spouse may delay the commencement of such payments up until the individual would have attained 70 1/2. In the alternative, a surviving spouse may elect to roll over the inherited IRA into the surviving spouse's own IRA.

Taxation of Death Benefits

Distributions received by a beneficiary are generally given the same tax treatment the individual would have received if distribution had been made to the individual.

If you elect to have your spouse be the sole primary beneficiary and to be the successor Annuitant and Certificate Owner, then your surviving spouse automatically becomes both the successor Certificate Owner and Annuitant, and no death benefit is payable until the surviving spouse's death.

Prohibited Transaction

An IRA may not be borrowed against or used as collateral for a loan or other obligation. If the IRA is borrowed against or used as collateral, its tax-favored status will be lost as of the first day of the tax year in which the event occurred. If this happens, the individual must include in Federal gross income for that year an amount equal to the fair market value of the IRA Certificate as of the first day of that tax year, less the amount of any nondeductible contributions not previously withdrawn. Also, the early distribution penalty tax of 10% will apply if the individual has not reached age 59 1/2 before the first day of that tax year. See "Penalty Tax on Early Distributions" below.

PENALTY TAX ON EARLY DISTRIBUTIONS

The taxable portion of IRA distributions will be subject to a 10% penalty tax unless the distribution is made (1) on or after your death, (2) because you have become disabled, (3) on or after the date when you reach age 59 1/2, or
(4) in accordance with the exception outlined below if you are under 59 1/2.

A payout over your life or life expectancy (or joint and survivor lives or life expectancies), which is part of a series of substantially equal periodic payments made at least annually, is also not subject to penalty tax.

TAX PENALTY FOR INSUFFICIENT
DISTRIBUTIONS

Failure to make required distributions discussed above in "Required Minimum Distributions" may cause the disqualification of the IRA. Disqualification may result in current taxation of your entire benefit. In addition a 50% penalty tax may be imposed on the difference between the required distribution amount and the amount actually distributed, if any.

We do not automatically make distributions from a Certificate before the Annuity Commencement Date unless a request has been made. It is your responsibility to comply with the minimum distribution rules. We will notify you when our records show that your age 70 1/2 is approaching. If you do not select a method, we will assume you are taking your minimum distribution from another IRA that you maintain. You should consult with your tax adviser concerning these rules and their proper application to your situation.

TAX PENALTY FOR EXCESS DISTRIBUTIONS OR ACCUMULATION

A 15% excise tax applies to an individual's aggregate excess distributions from all tax-favored retirement plans (including IRAs). The excise tax is in addition to the ordinary income tax due but is reduced by the amount (if any) of the early distribution penalty tax imposed by the Code. The aggregate distributions in any year will be subject to excise tax if they exceed an
indexed amount ($     in 1997).

In addition, in certain cases the estate tax imposed on a deceased individual's estate will be increased if the accumulated value of the individual's interest in qualified annuities and tax favored retirement plans is excessive.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses of issuance and distribution of the certificates are as follows:

                                                                        Amount
              Securities and Exchange Commission Registration Fee    $60,606.06
              Printing Expenses                                      $   *
              Accounting Fees and Expenses                           $   *
              Legal Fees and Miscellaneous Expenses                  $   *
                                                                     ----------
                   Total Expenses                                    $   *

*To be completed by Amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The by-laws of The Equitable Life Assurance Society of the United States ("Equitable Life") provide, in Article VII, as follows:

         7.4 Indemnification of Directors, Officers and Employees. (a) To the extent permitted by the law of the State of New York and subject to all applicable requirements thereof:

         (i) any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he or she, or his or her testator or intestate, is or was a director, officer or employee of the Company shall be indemnified by the Company;

         (ii) any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he or she, or his or her testator or intestate serves or served any other organization in any capacity at the request of the Company may be indemnified by the Company; and

         (iii) the related expenses of any such person in any of said categories may be advanced by the Company

               (b) To the extent permitted by the law of the State of New York, the Company may provide for further indemnification or advancement of expenses by resolution of shareholders of the Company or the Board of Directors, by amendment of these By-Laws, or by agreement. {Business Corporation Law [section][section] 721-726; Insurance Law [section]1216}

         The directors and officers of Equitable Life are insured under policies issued by Lloyd's of London, X. L. Insurance Company and ACE Insurance Company. The annual limit on such policies is $100 million, and the policies insure the officers and directors against certain liabilities arising out of their conduct in such capacities.

ITEM 16. EXHIBITS

         Exhibits No.
         ------------

         (1) (a) Form of Distribution Agreement by and among Equitable Distributors, Inc., Separate Account Nos. 45 and 49 of Equitable Life and Equitable Life Assurance Society of the United States. incorporated by reference to Exhibit 1(a) to the Registration Statement on Form S-3 (File No. 33-88456).

              (b) Form of Sales Agreement among Equitable Distributors, Inc. as Distributor, a Broker-Dealer (to be named) and a General Agent (to be named), incorporated by reference to Exhibit 1(b) to the Registration Statement on Form S-3 (File No. 33-88456).

              (c) Form of The Hudson River Trust Sales Agreement by and among Equico Securities, Inc., The Equitable Life Assurance Society of the United States, Equitable Distributors, Inc. and Separate Account No. of The Equitable Life Assurance Society of the United States, incorporated by reference to Exhibit 1(c) to the Registration Statement on Form S-3 (File No. 33-88456).

         (4) (a) Form of group annuity contract no. 1050-94IC, incorporated by reference to Exhibit 4(a) to the Registration Statement on Form S-3 (File No. 33-88456).

              (b) Form of group annuity certificate nos. 94ICA and 94ICB, incorporated by reference to Exhibit 4(b) to the Registration Statement on Form S-3 (File No. 33-88456).

              (c) Forms of endorsement nos. 94ENIRAI, 94ENNQI and 94ENMVAI to contract no. 1050-94IC and data pages no. 94ICA/BIM(IRA),
                   (NQ), (NQ Plan A) and (NQ Plan B), incorporated by reference to Exhibit 4(c) to the Registration Statement on Form S-3 (File No. 33-88456).

              (d) Forms of application used with the IRA, NQ and Fixed Annuity Markets, incorporated by reference to Exhibit 4(d) to the Registration Statement on Form S-3 (File No. 33-88456).

              (e) Form of endorsement no. 95ENLCAI to contract no. 1050-94IC and data pages no. 94ICA/BLCA, incorporated by reference to
                   Exhibit 4(e) to the Registration Statement on Form S-3 (File No. 33-88456).

              (f) Forms of data pages for Rollover IRA, IRA Assured Payment Option, IRA Assured Payment Option Plus, Accumulator, Assured Growth Plan, Assured Growth Plan (Flexible Income Program), Assured Payment Plan (Period Certain) and Assured Payment Plan (Life with a Period Certain), incorporated by reference to Exhibit 4(f) to the Registration Statement on Form S-3 (File No. 33-88456).

         Exhibits No.
         ------------

              (g) Forms of data pages for Rollover IRA, IRA Assured Payment Option, IRA Assured Payment Option Plus, Accumulator, Assured Growth Plan and Assured Payment Plan (Life Annuity with a Period Certain), incorporated by reference to Exhibit 4(g) to the Registration Statement on Form S-3 (File No. 33-88456).

              (h) Form of Separate Account Insulation Endorsement for the Endorsement Applicable to Market Value Adjustment Terms, incorporated by reference to Exhibit 4(h) to the Registration Statement on Form S-3 (File No. 33-88456).

              (i) Forms of Guaranteed Minimum Income Benefit Endorsements (and applicable data page for Rollover IRA) for Endorsement Applicable to Market Value Adjustment Terms and for the Life Contingent Annuity Endorsement, incorporated by reference to
                   Exhibit 4(i) to the Registration Statement on Form S-3 (File No. 33-88456).

              (j) Forms of Enrollment Form/Application for Rollover IRA, Choice Income Plan, Assured Growth Plan, Accumulator and Assured Payment Plan, incorporated by reference to Exhibit 4(j) to the Registration Statement on Form S-3 (File No. 33-88456).

              (k) Forms of data pages for the Accumulator, incorporated by reference to Exhibit 4(k) to the Registration Statement on Form S-3 (File No. 33-88456).

              (l) Forms of data pages for the Rollover IRA, incorporated by reference to Exhibit 4(l) to the Registration Statement on Form S-3 (File No. 33-88456).

              (m) Forms of data pages for the Accumulator and Rollover IRA, incorporated by reference to Exhibit 4(m) to the Registration Statement on Form S-3 (File No. 33-88456).

              (n) Forms of data pages for Accumulator and Rollover IRA, incorporated by reference to Exhibit 4(n) to the Registration Statement on Form S-3 (File No. 33-88456).

              (o) Forms of data pages for the Accumulator, Rollover IRA, Assured Payment Plan and IRA and NQ MVA Annuity to be filed by Amendment.

         (5) (a) Opinion and Consent of Jonathan E. Gaines, Esq., Vice President and Associate General Counsel of Equitable, as to the legality of the securities being registered, to be filed by amendment.

              (b) Copy of the Internal Revenue Service determination letter regarding qualification under Section 401 of the Internal Revenue Code, incorporated by reference to Exhibit 5(b) to the Registration Statement on Form S-3 (File No. 33-88456).

         (23) Consent of Price Waterhouse LLP, to be filed by Amendment.

         (24) Powers of Attorney.

ITEM 17. UNDERTAKINGS

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                   (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement;

                   (iii) to include any material information with respect to
                         the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or 15(d) of the Securities Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of New York, on March 26, 1997.

                                  THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE
                                                 UNITED STATES
                                                  (Registrant)

                                  By: /s/ Jerome S. Golden
                                     ----------------------
                                          Jerome S. Golden
                                          President
                                  Income Management Group
                                  A Division of The Equitable Life Assurance
                                  Society of the United States

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by or on behalf of the following persons in the capacities and on the date indicated.

PRINCIPAL EXECUTIVE OFFICERS:

James M. Benson                     President, Chief Executive Officer and
                                    Director

William T. McCaffrey                Senior Executive Vice President, Chief
                                    Operating Officer and Director

Joseph J. Melone                    Chairman of the Board and Director

PRINCIPAL FINANCIAL OFFICER:

Stanley B. Tulin                    Senior Executive Vice President and
                                    Chief Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

/s/ Alvin H. Fenichel               Senior Vice President and Controller
-----------------------------
Alvin H. Fenichel
March 26, 1997

DIRECTORS:

Claude Bebear            Jean-Rene Foutou            Winthrop Knowlton
James M. Benson          Norman C. Francis           Arthur L. Liman
Christopher Brocksom     Donald J. Greene            George T. Lowy
Francoise Colloc'h       John T. Hartley             William T. McCaffrey
Henri de Castries        John H.F. Haskell, Jr.      Joseph J. Melone
Joseph L. Dionne         W. Edwin Jarmain            Didier Pineau-Valencienne
William T. Esrey         G. Donald Johnston, Jr.     George J. Sella, Jr.
                                                     Dave H. Williams

By: /s/ Jerome S. Golden
   --------------------------
        Jerome S. Golden
        Attorney-in-Fact
        March 26, 1997

                                 EXHIBIT INDEX

Exhibit No.                                                          Page
-----------                                                          ----

24    Powers of Attorney.